Exhibit 10.1

Execution Copy

OPTION AGREEMENT

by and among

CREDIT SUISSE FIRST BOSTON (USA), INC.,

SPS HOLDING CORP.,

THE PMI GROUP, INC.,

FSA PORTFOLIO MANAGEMENT INC.

and

GREENRANGE PARTNERS LLC

dated as of

August 12, 2005

		Page

ARTICLE I
DEFINITIONS AND INTERPRETATION

Section 1.1	Definitions	1

Section 1.2	Interpretation	13

ARTICLE II
THE OPTION

Section 2.1	Grant of Option	13

Section 2.2	Term of Option	14

Section 2.3	The Exercise Price	14

Section 2.4	Allocation of the Exercise Price	14

ARTICLE III
THE CLOSING

Section 3.1	Exercise of the Option and the Closing	14

Section 3.2	Deliveries by Optionors	15

Section 3.3	Deliveries and Payment by Optionee	15

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF THE OPTIONORS

Section 4.1	Share Ownership	19

Section 4.2	Legal Power; Organization; Qualification of Optionors	19

Section 4.3	Binding Agreement	19

Section 4.4	No Conflict or Default	19

Section 4.5	Ownership and Possession of Option Shares	19

Section 4.6	Good Title Conveyed	20

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Section 5.1	Authorization; Validity of Agreement; Company Action	20

Section 5.2	Other Board Approvals Regarding Transactions	21

Section 5.3	Capitalization	21

Section 5.4	Organization; Qualification of Company	22

Section 5.5	Subsidiaries and Affiliates	22

Section 5.6	Consents and Approvals; No Violations	22

Section 5.7	Financial Statements	23

-i-

(continued)

-ii-

(continued)

-iii-

(continued)

-iv-

(continued)

Annexes and Exhibits to this Agreement
Annex A	Contingent Payment Agreement
Exhibit A	Optionor Data
Exhibit B	Signing Date Fee Matrix

Schedules to this Agreement
Schedule 1.1(a)	Schedule of Key Employees
Schedule 1.1(b)	Schedule of Key Employee Contracts
Schedule 1.1(c)	Schedule of Specified Disputes

Disclosure Schedules (delivered simultaneously with the execution hereof)
Schedule 5.3(a)	Capitalization – Holders of Company Options
Schedule 5.3(b)	Capitalization - Voting Trusts and Agreements (other than Shareholder Documents)
Schedule 5.3(c)	Capitalization - Exercise Right of Certain Holders of Company Options
Following the Closing Date
Schedule 5.5	Company Subsidiaries
Schedule 5.6	Consents and Approvals
Schedule 5.8	Undisclosed Liabilities
Schedule 5.9(a)	Potentially Adverse Changes
Schedule 5.9(b)	Incurred Liabilities and Obligations
Schedule 5.9(e)	Mortgage Servicing Rights Rollforward
Schedule 5.9(g)	Sale or Transfer of Properties or Assets
Schedule 5.9(i)	Disposal or Lapse of Intellectual Property
Schedule 5.9(j)	Increases in Compensation
Schedule 5.9(l)	Capital Additions
Schedule 5.9(m)	Capital Stock Distribution & Redemptions Since January 1, 2005
Schedule 5.11(a)	Real Property
Schedule 5.12	Leases
Schedule 5.13	Environmental Matters
Schedule 5.14(i)	Material Vendor Contracts
Schedule 5.14(ii)	Credit Facilities
Schedule 5.14(iii)	Mortgage Loan Servicing Agreements
Schedule 5.14(iv)	Consumer Group Agreements
Schedule 5.14(v)	Miscellaneous Agreements
Schedule 5.14(vi)	Agreements with Employees Containing Liabilities or Obligations
Surviving Severance or Termination
Schedule 5.14(vii)	Highly Compensated Employees
Schedule 5.14(b)	Alleged Material Breaches of Contract
Schedule 5.15	Litigation
Schedule 5.16	Compliance with Laws
Schedule 5.17	Company Permits
Schedule 5.18	Compensation and Benefit Programs
Schedule 5.18(e)	Accelerated Vesting of Company Options on the Closing Date

-v-

(continued)

Schedule 5.18(f)	Claims under Plans
Schedule 5.19(e)	Tax Audits & Examinations
Schedule 5.19(f)	Timing of Certain Tax Issues
Schedule 5.19(j)	Extensions of Statutes of Limitations for Tax Audits & Examinations
Schedule 5.19(k)	Withholding Deficiencies
Schedule 5.19(n)	List of Income Tax Return Jurisdictions
Schedule 5.20	Trademark & Service Mark Registrations and Applications & Domain Names
Schedule 5.21	Labor Matters
Schedule 5.22	List of Officers and Directors
Schedule 5.24	Propriety of Past Payments
Schedule 5.26	Consumer Complaints – General
Schedule 5.26(b)	Consumer Complaints – Housing Discrimination
Schedule 5.27	Insurance Coverage

-vi-

OPTION AGREEMENT

Option Agreement, dated as of August 12, 2005, by and among Credit Suisse First Boston (USA), Inc., a Delaware corporation (the “Optionee”), SPS Holding Corp., a Delaware corporation (the “Company”), The PMI Group, Inc., a Delaware corporation (“PMI”), FSA Portfolio Management Inc., a New York corporation (“FSA”), and Greenrange Partners LLC, a Connecticut limited liability company (“Greenrange”) (each of Greenrange, PMI and FSA, individually an “Optionor” and collectively the “Optionors”). Certain capitalized terms used in this Agreement have the meanings assigned to them in Article I.

WHEREAS, the Optionors are the record and beneficial owners in the aggregate of 8,396,455 shares of common stock, par value $0.01 per share, of the Company and 1,883,999 shares of Series C Preferred Stock, par value $0.01 per share, of the Company (such common stock and preferred stock, collectively, the “Option Shares”);

WHEREAS, as a condition and inducement to the willingness of Optionee’s affiliate, DLJ Mortgage Capital, Inc., a Delaware corporation (“DLJ”), to enter into the Flow Servicing Rights Purchase Agreement, dated as of January 28, 2005 (the “Purchase Agreement”), between DLJ and Select Portfolio Servicing, Inc., a Utah corporation (the “Servicer”), Optionee has requested, and Optionors have agreed, to grant Optionee the Option; and

WHEREAS, the board of directors of the Company has approved, and deems it advisable and in the best interests of the Company and its stockholders to consummate, the acquisition of all outstanding shares of capital stock of the Company by Optionee upon the exercise of the Option, which acquisition is to be effected by the purchase of all the outstanding capital stock of the Company by Optionee upon the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the foregoing and the mutual representations, warranties, covenants and agreements set forth herein, intending to be legally bound hereby, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND INTERPRETATION

Section 1.1 Definitions. For all purposes of this Agreement, except as otherwise expressly provided or unless the context clearly requires otherwise:

“Accountants” shall have the meaning set forth in Section 3.3(c)(iv).

“Acquisition Proposal” shall mean any proposal or offer made by any Person other than Optionee or any Subsidiary of Optionee to acquire all or a substantial part of the business or properties of the Company or any Company Subsidiary or capital stock of the Company or any Company Subsidiary, whether by merger, tender offer, exchange offer, sale of assets or similar transactions involving the Company or any Subsidiary, division or operating or principal business unit of the Company; provided, however, that an Acquisition Proposal shall not include any proposal or offer by the Company or any Subsidiary of the Company to acquire outstanding shares of Common Stock or Company Options not currently owned by an Optionor.

“Actual Closing Balance Sheet” shall mean the balance sheet referred to in Section 3.3(c).

“Affiliate” shall mean a Person that directly, or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Person specified. For purposes of this definition, the term “control” of a Person means the possession, direct or indirect, of the power to (i) vote 50% or more of the voting securities of such Person or (ii) direct or cause the direction of the management and policies of such Person, whether by contract or otherwise, and the terms and phrases “controlling”, “controlled by” and “under common control with” have correlative meanings.

“Agreement” or “this Agreement” shall mean this Option Agreement, together with the Exhibits, Schedules and Appendices hereto and the Disclosure Schedule.

“Associate” shall have the meaning set forth in Rule 12b-2 promulgated under the Securities Exchange Act of 1934, as amended.

“Balance Sheet” shall mean the most recent audited balance sheet of the Company and the Company Subsidiaries included in the Financial Statements.

“Balance Sheet Date” shall mean the date of the Balance Sheet.

“Budget” shall mean the most recent budget of the Company delivered to the Optionee prior to the execution of this Agreement.

“Business Day” shall mean a day other than Saturday, Sunday or any day on which banks located in the State of New York are authorized or obligated to close.

“Cash Payment” shall mean the payment referred to in Section 3.3(c)(v).

“Certificate of Incorporation” shall mean the Amended and Restated Certificate of Incorporation of SPS Holding Corp. as filed on September 30, 2004, with the Secretary of State of the State of Delaware.

“Closing” shall mean the closing referred to in Section 3.1.

“Closing Balance Sheet” shall mean the balance sheet referred to in Section 3.3(c)(v).

“Closing Cash Payment” shall mean the payment referred to in Section 3.3(c)(i).

“Closing Date” shall have the meaning set forth in Section 3.1.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Common Stock” shall mean the common stock, par value $0.01, of the Company.

“Company” shall mean SPS Holding Corp., a Delaware corporation.

“Company Board of Directors” shall mean the board of directors of the Company.

“Company Group” means any combined, unitary, consolidated or other affiliated group within the meaning of Section 1504 of the Code or otherwise, of which the Company or any Company Subsidiary is or has been a member for federal, state or foreign tax purposes.

“Company Intellectual Property” shall mean all Intellectual Property that is currently used in the business of the Company or any Company Subsidiary or that is necessary to conduct the business of the Company or the Company Subsidiaries as presently conducted or as currently proposed to be conducted by the Company.

“Company Option” shall mean an option to purchase any shares of the capital stock of the Company which has been granted by the Company to any Person.

“Company Permits” shall mean all permits, licenses, variances, exemptions, orders and approvals of all Governmental Entities which are necessary for the operation of the businesses of the Company and the Company Subsidiaries, taken as a whole.

“Company Subsidiary” shall mean each Person which is a Subsidiary of the Company.

“Computer Software” shall mean computer software programs, other than pre-packaged or off-the-shelf software, databases and all documentation related thereto.

“Consent Orders” shall mean, collectively, those federal and state consent orders and class action settlements set forth on Schedule 5.6 of the Disclosure Schedule.

“Contingent Payment Agreement” shall mean that certain Contingent Payment Agreement, dated as of the date hereof, by and among the Servicer, the Optionee, Greenrange, PMI and FSA, a copy of which has been attached hereto as Annex A.

“Copyrights” shall mean U.S. and foreign registered and unregistered copyrights (including those in computer software and databases), rights of publicity and all registrations and applications to register the same.

“Credit Facility” shall have the meaning set forth in Schedule 5.14(a)(ii) of the Disclosure Schedule.

“Customer Accommodation” shall have the meaning ascribed to such term in the Contingent Payment Agreement.

“Designated Litigation Expenses” shall have the meaning ascribed to such term in the Contingent Payment Agreement.

“Disclosure Schedule” shall mean the disclosure schedule of even date herewith prepared and signed by the Company and delivered to Optionee simultaneously with the execution hereof, together with all Disclosure Schedule Supplements.

“Disclosure Schedule Supplement” shall have the meaning set forth in Section 7.4.

“DLJ” shall mean DLJ Mortgage Capital, Inc., a Delaware corporation.

“DOJ” shall mean the Antitrust Division of the United States Department of Justice.

“Encumbrances” shall mean any and all Liens, options, claims, proxies, voting trusts or agreements, obligations, understandings or arrangements or other restrictions on title or transfer of any nature whatsoever, other than restrictions on transfer arising under applicable securities laws.

“Environmental Claim” shall mean any claim, action, cause of action, investigation or notice (written or oral) by any Person alleging actual or potential liability for investigatory, cleanup or governmental response costs, compliance actions or costs, damages, including, without limitation, natural resources injury or property damages, or personal injuries, attorney’s fees or penalties relating to (i) the presence, or release into the environment, of any Materials of Environmental Concern at any location owned or operated by the Company or any Company Subsidiary, or at any other location as the result of the operation of any Company or Company Subsidiary business, now or in the past, or (ii) circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

“Environmental Law” shall mean each federal, state, local and foreign law and regulation relating to pollution, protection or preservation of human health or the environment including ambient air, surface water, ground water, land surface or subsurface strata, and natural resources, and including each law and regulation relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or otherwise relating to the manufacturing, processing, distribution, use, treatment, generation, storage, containment (whether above ground or underground), disposal, transport or handling of Materials of Environmental Concern, or the preservation of the environment or mitigation of adverse effects thereon and each law and regulation with regard to record keeping, notification, disclosure and reporting requirements respecting Materials of Environmental Concern.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean any trade or business, whether or not incorporated, that together with the Company would be deemed a “single employer” within the meaning of Section 4001(b) of ERISA.

“Estimated Cash Payment” shall mean the payment referred to in Section 3.3(b).

“Estimated Closing Balance Sheet” shall mean the balance sheet referred to in Section 3.3(a).

“Exercise Date” shall mean the date any Optionor first receives the Exercise Notice.

“Exercise Notice” shall have the meaning set forth in Section 3.1.

“Exercise Price” shall have the meaning set forth in Section 2.3.

“Expiration Time” shall mean 5:00 p.m., Salt Lake City time, on August 12, 2005.

“Federal Income Tax” means any Tax imposed under Subtitle A of the Code.

“Fee Matrix” shall have the meaning set forth in Section 9.2(l).

“Final Determination” means (i) with respect to Federal Income Taxes, a “determination” as defined in Section 1313(a) of the Code or execution of an Internal Revenue Service Form 870-AD and, (ii) with respect to Taxes other than Federal Income Taxes, any final determination of liability in respect of a Tax that, under applicable law, is not subject to further appeal, review or modification through proceedings or otherwise (including the expiration of a statute of limitations or a period for the filing of claims for refunds, amended returns or appeals from adverse determinations).

“Financial Statements” shall mean (a) the consolidated balance sheets of the Company and the Company Subsidiaries as of December 31, 2004, 2003 and 2002, together with consolidated statements of income, shareholders’ equity and cash flows for each of the years then ended, all certified by Ernst & Young LLP, independent certified public accountants, whose reports thereon are included therein, and (b) an unaudited consolidated balance sheet of the Company and the Company Subsidiaries as of June 30, 2005 and unaudited consolidated statements of income, shareholders’ equity and cash flows for the six month period then ended.

“Final Payment Amount” shall have the meaning ascribed to such term in the Contingent Payment Agreement.

“FSA” shall mean FSA Portfolio Management Inc., a New York corporation.

“FSA Additional Accretion Amount” shall mean an amount equal to the sum of (i) $92,666.81 times the number of calendar months during the period commencing on and including August 1, 2005, and ending on and including the Measurement Date and (ii) $3,088.89 times the number of calendar days during the period commencing on and including the first day after the Measurement Date and ending on and including the Closing Date.

“FTC” shall mean the United States Federal Trade Commission.

“GAAP” shall mean United States generally accepted accounting principles, applied on a consistent basis.

“Governmental Entity” shall mean any supranational, national, state, municipal, local or foreign government, any instrumentality, subdivision, court, administrative agency or commission or other authority thereof, or any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority.

“Greenrange” shall mean Greenrange Partners LLC, a Connecticut limited liability company.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Indebtedness” shall mean (i) all indebtedness for borrowed money or for the deferred purchase price of property or services (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all obligations under financing leases, (iv) all obligations in respect of acceptances issued or created, (v) all liabilities secured by any lien on any property and (vi) all guarantee obligations.

“Indemnification Threshold” shall have the meaning set forth in Section 11.2(f).

“Intellectual Property” shall mean all of the following: Trademarks, Patents, Copyrights, Trade Secrets and Licenses.

“Key Employee” shall mean any executive officer of the Company set forth on Schedule 1.1(a) hereto.

“Key Employee Contracts” shall mean the employment agreements, sale agreements or offer letters between the Company, on the one hand, and a Key Employee, on the other hand, set forth on Schedule 1.1(b) hereto.

“Knowledge of the Company” concerning a particular subject, area or aspect of the Company’s or the Company Subsidiary’s business or affairs and/or the business or affairs of a relevant Company Subsidiary, shall mean (i) the actual knowledge of Matt Hollingsworth after making a reasonable inquiry of the Key Employees, Kim Stevenson, Michelle Simon and Greg Harmer as to the accuracy of the representation and warranty in question and (ii) the actual knowledge, without inquiry, of Bryan Marshall, John Pataky, Tim O’Brien, Brent Rasmussen, Robert Holz, Craig Bullock, Kim Stevenson and Michelle Simon.

“Lease” shall mean each lease pursuant to which the Company or any Company Subsidiary leases any real or personal property, either as lessor or lessee (excluding leases relating solely to personal property calling for rental or similar periodic payments not exceeding $10,000 per annum), each of which is set forth on Schedule 5.12 of the Disclosure Schedule.

“Licenses” shall mean all licenses and agreements pursuant to which the Company has acquired rights in or to any Trademarks, Patents or Copyrights, or licenses and agreements pursuant to which the Company has licensed or transferred the right to use any of the foregoing.

“Lien” means any mortgage, pledge, hypothecation, assignment, encumbrance, lien (statutory or other) or other security agreement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement or any financing lease having substantially the same economic effect as any of the foregoing).

“Long-Term Incentive Plan” shall mean the Company’s Amended 1998 Long-Term Incentive Plan, as amended to date.

“Losses” shall mean, without duplication, any and all actual losses, costs, obligations, liabilities, damages, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges (including without limitation reasonable attorneys’ fees and expenses and reasonable accountants’ fees and expenses); provided, however, that notwithstanding anything in this Agreement to the contrary, the term “Losses” shall not include any losses, costs, obligations, liabilities, damages, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges to the extent that such losses, costs, obligations, liabilities, damages, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges are reflected in or reserved against in the Closing Balance Sheet (other than the Specified Reserves and the Litigation Reserve Amount (as such term is defined in the Contingent Payment Agreement)); provided, further, that such reserve amount has not been reduced to zero as a result of prior losses, costs, obligations, liabilities, damages, settlement payments, awards, judgments, fines, penalties, damages, deficiencies or other charges that would be “Losses” hereunder but for the first proviso of this definition.

“Material Adverse Effect” or “Material Adverse Change” shall mean any change or changes, effect or effects, event or events, or circumstance or circumstances, that individually or in the aggregate are or may reasonably be expected to be materially adverse to (i) the assets, properties, business, operations, income, or condition (financial or otherwise) of the Company and the Company Subsidiaries, taken as a whole, other than any change, effect, event, occurrence or state of facts relating to (a) the economy or the financial markets in general, (b) the industry in which the Company and its Subsidiaries operate in general and not specifically relating to the Company and its Subsidiaries, (c) the announcement of this Agreement or the transactions contemplated hereby or the identity of Optionee, (d) failure of the Company or any Company Subsidiary to take any action that is restricted by Section 7.1 and as to which Optionee does not consent; (e) changes in applicable Laws or regulations after the date hereof, or (f) changes in GAAP or regulatory accounting principles after the date hereof, or (ii) the ability of the Company or the Optionors to perform their respective obligations under this Agreement.

“Material Contract” shall have the meaning set forth in Section 5.14(b) hereof.

“Material Vendor Contract” shall have the meaning set forth in Section 5.14(a)(i) hereof.

“Materials of Environmental Concern” shall mean chemicals; pollutants; contaminants; wastes; toxic or hazardous substances, materials and wastes; petroleum and petroleum products; asbestos and asbestos-containing materials; polychlorinated biphenyls; lead and lead-based paints and materials; and radon.

“Measurement Date” shall have the meaning set forth in Section 3.1.

“Monthly Contingent Payment” shall have the meaning ascribed to such term in the Contingent Payment Agreement.

“Mortgage Loans” shall have the meaning ascribed to such term in the Contingent Payment Agreement.

“Mortgage Loan Servicing Error” shall have the meaning ascribed to such term in the Contingent Payment Agreement.

“MSRs” shall mean mortgage servicing rights.

“MSR Seller” shall mean Optionee’s Affiliates that are licensed to purchase and sell subprime residential mortgage loans, including DLJ.

“Multiemployer Plan” shall mean any “multiemployer plan,” as defined in Section 4001(a)(3) of ERISA, which is maintained for employees of the Company or any ERISA Affiliate.

“Objection” shall have the meaning set forth in Section 3.3(c)(iii).

“Option” shall have the meaning set forth in Section 2.1.

“Optionee” shall mean Credit Suisse First Boston (USA), Inc., a Delaware corporation.

“Optionee’s Environmental Expenditures” shall mean the lesser of (i) $250,000 and (ii) the aggregate amount of Optionee’s Losses arising from claims under Section 11.2(c) (exclusive of legal fees incurred in connection with pursuing such claims).

“Optionee Indemnified Persons” shall mean, from and after the Closing Date, (i) Optionee and each of its Affiliates, and their respective officers, directors, employees, agents, successors and assigns and (ii) the Company.

“Optionor” shall mean each of Greenrange, PMI and FSA.

“Option Shares” shall mean the 8,396,455 shares of Common Stock and 1,883,999 shares of Series C Preferred Stock held in the aggregate by the Optionors.

“Ozanne Agreement” shall mean the Agreement, dated as of September 8, 2004, between James Ozanne, PMI and FSA concerning certain rights of first refusal, tag-along/bring-along rights and other matters relating to the capital stock of the Company.

“Patents” shall mean issued U.S. and foreign patents and pending patent applications, patent disclosures, and any and all divisions, continuations, continuations-in-part, reissues, reexaminations, and extensions thereof, any counterparts claiming priority therefrom, utility models, patents of importation/confirmation, certificates of invention and like statutory rights.

“Percentage Interest” shall mean (i) for PMI, 61.36500%; (ii) for FSA, 37.40412%; and (iii) for Greenrange, 1.23088%.

“Permitted Liens” shall mean (a) mechanics’, carrier’s, workmen’s, landlord’s, repairmen’s or other like Liens arising or incurred in the ordinary course of business for sums not yet due and payable, (b) Liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, including Liens under Leases for personal property, (c) Liens arising under a Credit Facility, (d) Liens for Taxes and other governmental charges which are not due and payable or which may thereafter be paid without penalty or which are being contested through appropriate administrative or judicial proceeding, and (e) other imperfections of title, restrictions or encumbrances, if any, which

Liens, imperfections of title, restrictions or encumbrances do not materially impair the continued use and operation of the specific asset to which they relate.

“Person” shall mean a natural person, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Entity or other entity or organization.

“Plan” shall mean each deferred compensation and each incentive compensation, stock purchase, stock option and other equity compensation plan, program, agreement or arrangement; each severance or termination pay, medical, surgical, hospitalization, life insurance and other “welfare” plan, fund or program (within the meaning of Section 3(1) of ERISA); each profit-sharing, stock bonus or other “pension” plan, fund or program (within the meaning of Section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by the Company or by any ERISA Affiliate, or to which the Company or an ERISA Affiliate is party, whether written or oral, for the benefit of any director, employee or former employee of the Company or any Company Subsidiary.

“PMI” shall mean The PMI Group, Inc., a Delaware corporation.

“PMI Additional Accretion Amount” shall mean an amount equal to the sum of (i) $390,500.19 times the number of calendar months during the period commencing on and including August 1, 2005, and ending on and including the Measurement Date and (ii) $13,016.67 times the number of calendar days during the period commencing on and including the first day after the Measurement Date and ending on and including the Closing Date.

“Post-Closing Tax Period” means any taxable period (or portion thereof) beginning after the close of business on the Closing Date.

“Pre-Closing Tax Period” means any taxable period (or portion thereof) ending on or before the close of business on the Closing Date.

“Private Litigation” shall have the meaning ascribed to such term in the Contingent Payment Agreement.

“Promissory Notes” means the Promissory Note to PMI and the Promissory Note to Dexia.

“Promissory Note to Dexia” means the Subordinated Promissory Note, dated as of September 30, 2004, issued by the Servicer to Dexia Holdings, Inc.

“Promissory Note to PMI” means the Subordinated Promissory Note, dated as of September 30, 2004, issued by the Servicer to PMI.

“Property Taxes” shall mean any real, personal and intangible property Taxes.

“Purchase Agreement” shall mean the Flow Servicing Purchase Rights Agreement, dated as of January 28, 2005, between DLJ and the Servicer.

“Real Property” shall mean all real property that is owned or leased by the Company or any Company Subsidiary or that is reflected as an asset of the Company or any Company Subsidiary on the Balance Sheet, other than REO Property.

“Registration Rights Agreement” shall mean the Registration Rights Agreement, dated as of March 31, 2000, in respect of the capital stock of the Company.

“Regulatory Action” shall mean any action, suit or proceeding brought against the Servicer by any Governmental Entity based, in whole or in part, upon (i) a Mortgage Loan Servicing Error occurring prior to the Closing Date, (ii) a failure by the Servicer to maintain prior to the Closing Date any state or federal license required for the lawful operation of its mortgage loan servicing business prior to the Closing Date or (iii) a failure of the Servicer to maintain a physical presence in the State of Pennsylvania prior to the Closing Date.

“Regulatory Payment” shall mean (i) to the extent the Mortgage Loan Servicing Errors giving rise to the Regulatory Action occurs (A) before the Closing Date or (B) both before the Closing Date and during the 180-day period immediately after the Closing Date, 100% of all Losses (which shall include, for purposes of this definition, any reverse and reimbursement payments made by the Servicer of fees or other charges) based upon such Mortgage Loan Servicing Errors paid by the Servicer arising out of such Regulatory Action; (ii) to the extent the Mortgage Loan Servicing Errors giving rise to the Regulatory Action occurs both before the Closing Date and after the 180-day period immediately after the Closing Date, 50% of all Losses (which shall include, for purposes of this definition, any reverse and reimbursement payments made by the Servicer of fees or other charges) based upon such Mortgage Loan Servicing Errors paid by the Servicer arising out of such Regulatory Action; (iii) to the extent that a failure by the Servicer to maintain prior to the Closing Date any state or federal license required for the lawful operation of its mortgage loan servicing business prior to the Closing Date gives rise to the Regulatory Action, 100% of all Losses based upon such failure paid by the Servicer arising out of such Regulatory Action; and (iv) to the extent that a failure of the Servicer to maintain a physical presence in the State of Pennsylvania prior to the Closing Date gives rise to the Regulatory Action, 100% of all Losses based upon such failure paid by the Servicer arising out of such Regulatory Action; provided, however, that Regulatory Payments shall not include any Losses that arise out of any Customer Accommodation, Customer Reversal or Private Litigation.

“REO Property” shall mean that real property owned by the Company or any Company Subsidiary that was acquired through foreclosure.

“Revocation Notice” shall have the meaning set forth in Section 3.1(b).

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Series C Preferred Stock” shall mean the Series C Convertible Preferred Stock, par value $0.01 per share, of the Company.

“Servicer” shall mean Select Portfolio Servicing, Inc., a Utah corporation.

“Servicing Agreement” shall have the meaning ascribed to such term in the Contingent Payment Agreement.

“Shareholders Agreement” shall mean the Fourth Amended and Restated FCH Shareholders Agreement, dated as of March 31, 2000, by and among Thomas D. Basmajian, Kim A. Stevenson, TATS, GE Capital Equity Investments, Inc., FGIC Services, Inc., PMI Mortgage Insurance Co., FSA, Nomura Principal Capital Holding Trust and the Company, as amended on June 27, 2002, July 29, 2003 and August 23, 2004.

“Shareholder Documents” shall mean the (i) Shareholders Agreement, (ii) the Registration Rights Agreement and (iii) the Ozanne Agreement.

“Signing Date Fee Matrix” shall mean the Fee Matrix of the Servicer as it exists on the date hereof, a copy of which is attached hereto as Exhibit B.

“Specified Disputes” shall mean the matters set forth in Schedule 1.1(c) hereto.

“Specified Indemnification Obligations” shall have the meaning set forth in Section 11.2(b).

“Specified Private Litigation Matter” shall mean a Private Litigation that is initially filed during 2006 or 2007 by or on behalf of a consumer in a court of competent jurisdiction and for which written notice of such Private Litigation (together with a copy of the consumer’s complaint) is delivered to the Optionors prior to or on December 31, 2007 in accordance with Section 12.4.

“Specified Real Property” shall mean (i) 3815 South West Temple, Salt Lake City, Utah, (ii) 92 West 3900 South, Salt Lake City, Utah, (iii) 3839 South West Temple, Salt Lake City, Utah, (iv) 3902 S. State Street, Salt Lake City, Utah and (v) 330 South Warminster Rd., Hatboro, Pennsylvania.

“Specified Reserves” shall mean an amount (expressed as a positive number) equal to the reserves reflected in the Estimated Closing Balance Sheet for (i) the Specified Disputes, (ii) the Specified Tax Matters and (iii) possible Regulatory Actions. As of June 30, 2005, the reserves reflected in the balance sheet of the Company for (i) the Specified Disputes was $1,835,000, (ii) the Specified Tax Matters was $1,775,000 and (iii) possible Regulatory Actions was $579,000. The parties agree that the reserves for the Specified Disputes, the Specified Tax Matters and Regulatory Actions reflected in the Actual Closing Balance Sheet and the Closing Balance Sheet shall be the same amounts as reflected in the Estimated Closing Balance Sheet.

“Specified Tax Matters” shall mean the matters set forth in Sections 8.3(b)(i) and (ii) of this Agreement.

“Specified Tax Reserve” shall mean an amount equal to the reserves reflected in the Estimated Closing Balance Sheet for the Specified Tax Matters.

“Straddle Period” shall mean any taxable period that includes (but does not end on) the Closing Date.

“Subsequent Designated Agreement” shall have the meaning ascribed to such term in the Contingent Payment Agreement.

“Subsidiary” shall mean, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization is directly or indirectly owned or controlled by such Person and/or by any one or more of its Subsidiaries, or (b) such Person or any other Subsidiary of such Person is a general partner (excluding any such partnership where such Person or any Subsidiary of such Person does not have a majority of the voting interest in such partnership).

“Tax” or “Taxes” shall mean all taxes, charges, fees, duties, levies, penalties or other assessments imposed by any federal, state, local or foreign governmental authority, including income, gross receipts, excise, property, sales, gain, use, license, custom duty, unemployment, capital stock, transfer, franchise, payroll, withholding, social security, minimum estimated, profit, gift, severance, value added, disability, premium, recapture, credit, occupation, service, leasing, employment, stamp and other taxes, and shall include interest, penalties or additions attributable thereto or attributable to any failure to comply with any requirement regarding Tax Returns.

“Tax Benefit” with respect to any event or adjustment for any Person means the positive excess, if any, of the Tax liability of such Person without regard to such event or adjustment over the Tax liability of such Person taking into account such event or adjustment, with all other circumstances remaining unchanged.

“Tax Claim” shall have the meaning set forth in Section 8.7.

“Tax Cost” with respect to any event or adjustment for any Person means the positive excess, if any, of the Tax liability of such Person taking such event or adjustment into account over the Tax liability of such Person without regard to such event or adjustment, with all other circumstances remaining unchanged.

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any such document prepared on a consolidated, combined or unitary basis and also including any schedule or attachment thereto, and including any amendment thereof.

“Taxing Authority” means any governmental or regulatory authority, body or instrumentality exercising any authority to impose, regulate or administer the imposition of Taxes.

“Title IV Plan” shall mean a Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code.

“Trademarks” shall mean U.S. and foreign registered and unregistered trademarks, trade dress, service marks, logos, trade names, corporate names and all registrations and applications to register the same.

“Trade Secrets” shall mean all categories of trade secrets as defined in the Uniform Trade Secrets Act including business information.

“Transactions” shall mean all the transactions provided for or contemplated by this Agreement or the Contingent Payment Agreement.

“Transfer Tax” or “Transfer Taxes” means any federal, state, county, local, foreign and other sales, use, transfer, conveyance, documentary transfer, recording or other similar tax, fee or charge imposed upon the sale, transfer or assignment of property or any interest therein or the recording thereof, and any penalty, addition to Tax or interest with respect thereto.

“Voting Debt” of any Person shall mean indebtedness having the right to vote in the election of the Board of Directors (or comparable body) of such Person and debt convertible into securities having such rights.

Section 1.2 Interpretation. When a reference is made in this Agreement to a section or article, such reference shall be to a section or article of this Agreement unless otherwise clearly indicated to the contrary.

(a) Whenever the words “include” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(b) The words “hereof”, “herein” and “herewith” and words of similar import shall, unless otherwise stated, be construed to refer to this Agreement as a whole and not to any particular provision of this Agreement, and article, section, paragraph, exhibit and schedule references are to the articles, sections, paragraphs, exhibits and schedules of this Agreement unless otherwise specified.

(c) The meaning assigned to each term defined herein shall be equally applicable to both the singular and the plural forms of such term, and words denoting any gender shall include all genders. Where a word or phrase is defined herein, each of its other grammatical forms shall have a corresponding meaning.

(d) A reference to any party to this Agreement or any other agreement or document shall include such party’s successors and permitted assigns.

(e) A reference to any legislation or to any provision of any legislation shall include any amendment to, and any modification or reenactment thereof, any legislative provision substituted therefor and all regulations and statutory instruments issued thereunder or pursuant thereto.

ARTICLE II

THE OPTION

Section 2.1 Grant of Option. Subject to the terms and conditions of this Agreement, each of the Optionors, severally and not jointly, hereby grants to Optionee an exclusive, irrevocable and nontransferable option (collectively, the “Option”) to purchase all, but not less than all, of the shares of Common Stock and Series C Preferred Stock set forth opposite such Optionor’s name on Exhibit A hereto free and clear of all Encumbrances.

Section 2.2 Term of Option. Optionee may exercise the Option, in whole but not in part, at any time prior to the Expiration Time. If the Option is not validly exercised prior to the Expiration Time, the Option shall terminate and be of no further force and effect without the need for any party hereto to take any other or further action.

Section 2.3 The Exercise Price. The aggregate purchase price for the Option Shares (the “Exercise Price”) shall be the sum of (a) the Cash Payment, which shall be paid by the Optionee to the Optionors in accordance with Sections 2.4 and 3.3 hereof, plus (b) the Monthly Contingent Payments, which shall be paid by the Optionee (or the Servicer on behalf of the Optionee) to the Optionors in accordance with Section 2.4 hereof and the terms of the Contingent Payment Agreement, plus (c) the Final Payment Amount, which shall be paid by the Optionee (or the Servicer on behalf of the Optionee) to the Optionors in accordance with Section 2.4 hereof and the terms of the Contingent Payment Agreement.

Section 2.4 Allocation of the Exercise Price. Optionee shall pay (or cause the Servicer to pay on the Optionee’s behalf) the Exercise Price to the Optionors as set forth below:

(a) First, before any payment shall be made pursuant to Section 2.4(b), (i) PMI shall be paid an amount equal to the sum of (A) $38,779,551 and (B) the PMI Additional Accretion Amount and (ii) FSA shall be paid an amount equal to the sum of (A) $9,202,499 and (B) the FSA Additional Accretion Amount. Each of the Optionors and the Company agree that Section 6(c) of the Certificate of Incorporation shall be deemed to be satisfied upon the receipt by PMI and FSA of the payments required by this Section 2.4(a).

(b) Second, after the payment in full of all amounts required to be paid pursuant to Section 2.4(a), the Optionors shall be paid the balance of the Exercise Price in proportion to such Optionor’s Percentage Interest.

ARTICLE III

THE CLOSING

Section 3.1 Exercise of the Option and the Closing. (a) The Optionee shall exercise the Option by providing each Optionor and the Company with a written notice of such election prior to the Expiration Time (the “Exercise Notice”), which notice shall specify the date, which shall be a month end for the Company, on which calculations for the Cash Payment shall be based (the “Measurement Date”); provided, however, that the date so specified must be no later than September 30, 2005. The Exercise Notice shall be provided to the Optionors not less than ten (10) Business Days prior to the Measurement Date. If the Optionee provides the Exercise Notice to the Optionors, then, except as set forth in Section 3.1(b), such notice shall constitute an irrevocable commitment by the Optionee to purchase the Option Shares for the Exercise Price in accordance with the terms of this Agreement, subject only to the satisfaction or waiver of the conditions to Closing set forth in Article IX. The Closing shall take place on the Business Day immediately following the Measurement Date. If the conditions to Closing set forth in Article IX have not been satisfied or waived on the Business Day immediately following such Measurement Date, then the Measurement Date shall be changed to the next following month end for the Company and the Closing shall take place on the Business Day immediately following such new Measurement Date. The closing of the sale of the Option Shares by the Optionors to Optionee (the “Closing”) shall take place at the offices of Cadwalader, Wickersham & Taft LLP, One World Financial Center, New York, New York 10281 at 10:00 a.m., New York City time, on the Business Day immediately following the Measurement Date unless another date or place is agreed upon in writing by each of the parties hereto. The date upon which the Closing occurs is referred to as the “Closing Date”.

(b) Notwithstanding the provisions of Section 3.1(a), in the event that the Company delivers to the Optionee a Disclosure Schedule Supplement at any time after the Optionee has delivered an Exercise Notice, then the Optionee may, at any time prior to 5:00 p.m., Salt Lake City time, on the fifth (5th) Business Day following the date of delivery to the Optionee of such Disclosure Schedule Supplement (“Revocation Expiration Time”), revoke such Exercise Notice by delivering to each of PMI and FSA a written notice (a “Revocation Notice”) prior to the Revocation Expiration Time stating that the Optionee has elected to revoke such Exercise Notice pursuant to this Section 3.1(b). In addition, a copy of the Revocation Notice shall be sent by email to counsel to PMI and FSA at the email addresses set forth in Section 12.4 prior to the Revocation Expiration Time. If the Optionee provides the Revocation Notice to the Optionors and their counsel in accordance with this Section 3.1(b), any previously delivered Exercise Notice shall be void and shall have no further force or effect. The delivery of a Revocation Notice shall not terminate this Agreement, and the Optionee shall have the right to deliver a new Exercise Notice in accordance with Section 3.1(a) at any time prior to the Expiration Time.

Section 3.2 Deliveries by Optionors. At the Closing, each Optionor shall deliver to Optionee:

(a) certificates representing the number of shares of Common Stock and Series C Preferred Stock set forth opposite such Optionor’s name on Exhibit A, each such certificate to be accompanied by a separate stock power endorsed in blank and duly and validly executed by such Optionor;

(b) executed copies of the consents referred to in Section 7.3(c) hereof;

(c) the officers’ certificates referred to in Sections 9.2(b) and 9.2(c) hereof; and

(d) any other certifications which may be reasonably required under applicable law stating that no Taxes are due to any taxing authority for which Optionee could have liability to withhold and pay with respect to the transfer of Option Shares to Optionee pursuant to this Agreement.

Section 3.3 Deliveries and Payment by Optionee.

(a) Estimated Closing Balance Sheet. At least ten (10) days prior to the Closing, the Company shall deliver to the Optionee and each Optionor an estimated consolidated balance sheet of the Company as of the close of business on the Measurement Date with the estimated consolidated book value of the Company reflected therein (“Estimated Closing Balance Sheet”). The Company shall prepare the Estimated Closing Balance Sheet in the same manner as the consolidated balance sheet comprising part of the financial statements issued by the Company and audited by Ernst & Young LLP as of December 31, 2004.

(b) Estimated Cash Payment.

(i) At the Closing, Optionee shall deliver to each Optionor an amount equal to such Optionor’s allocable portion of the Estimated Cash Payment (which shall be allocated in accordance with Section 2.4 hereof) by transfer of immediately available funds to such account at such bank as such Optionor shall direct, which amount is subject to adjustment as provided in Section 3.3(c).

(ii) The “Estimated Cash Payment” shall be an amount equal to (A) the consolidated book value of the Company on the Measurement Date, as reflected in the Estimated Closing Balance Sheet, minus (B) the consolidated book value, as of the Measurement Date, of all MSRs (including servicing assets and servicing liabilities) under Servicing Agreements and Subsequent Designated Agreements, minus (C) $62,500 (representing one-half of the fee paid by the Optionee to the Federal Trade Commission in connection with the pre-merger notice filing required by the HSR Act), plus (D) $15,500,000, plus (E) the Specified Reserves. No MSRs delivered by the MSR Seller after November 30, 2004 shall be considered MSRs under Servicing Agreements or Subsequent Designated Agreements.

(c) Actual Closing Balance Sheet and Closing Cash Payment.

(i) The “Closing Cash Payment” shall be an amount equal to (A) the consolidated book value of the Company on the Measurement Date, as reflected in the Actual Closing Balance Sheet, minus (B) the consolidated book value, as of the Measurement Date, of all MSRs (including servicing assets and servicing liabilities) under Servicing Agreements and Subsequent Designated Agreements, minus (C) $62,500 (representing one-half of the fee paid by the Optionee to the Federal Trade Commission in connection with the pre-merger notice filing required by the HSR Act), plus (D) $15,500,000, plus (E) the Specified Reserves. No MSRs delivered by the MSR Seller after November 30, 2004 shall be considered MSRs under Servicing Agreements or Subsequent Designated Agreements.

(ii) As soon as practicable after the Closing Date but in no event later than 30 days thereafter, the Optionee shall deliver to each Optionor the proposed actual consolidated balance sheet of the Company as of the close of business on the Measurement Date (“Actual Closing Balance Sheet”), with the actual consolidated book value of the Company as of the Measurement Date reflected therein, together with a computation of the proposed Closing Cash Payment and a certificate of the Chief Financial Officer of the Company stating that such Actual Closing Balance Sheet and Closing Cash Payment are true and correct and prepared on the basis described herein. The Optionee shall prepare the Actual Closing Balance Sheet in the same manner as the consolidated balance sheet comprising part of the financial statements issued by the Company and audited by Ernst & Young LLP as of December 31, 2004.

(iii) The Optionors and their respective counsel, accountants and other representatives shall have full access to all relevant accounting, financial and other records of the Company and the Company Subsidiaries reasonably requested in connection with the preparation, confirmation or review of the Actual Closing Balance Sheet and the calculation of the Closing Cash Payment. The Company and the Optionee shall make available to the Optionors, and their respective counsel, accountants and other representatives, such of their personnel as any of the Optionors may reasonably request in connection with the preparation, confirmation or review of the Actual Closing Balance Sheet and calculation of the Closing Cash Payment.

(iv) In the event that either PMI or FSA does not agree with the amount of the proposed Closing Cash Payment, such Optionor may deliver to Optionee (with a copy to each other Optionor) a notice objecting to the amount of such payment (an “Objection”) not later than thirty (30) days after the date the Optionee delivers the Actual Closing Balance Sheet to the Optionors. If either PMI or FSA delivers an Objection to Optionee in accordance with time limits set forth in the preceding sentence, PMI, FSA and the Optionee shall negotiate in good faith with a view to resolving the dispute and arriving at a mutually agreed amount for the Closing Cash Payment. If such negotiations fail to resolve the dispute within thirty (30) days after the date the Objection was delivered to Optionee, the dispute shall be submitted to Ernst & Young LLP (or such other “Big Four” accounting firm as is mutually agreed to by the Optionee, PMI and FSA) (the “Accountants”) for final and exclusive resolution. The Company and the Optionee shall cooperate in good faith with the Accountants and shall afford the Accountants and their representatives full access to all relevant accounting, financial and other records of the Company and the Company Subsidiaries reasonably requested in connection with the preparation, confirmation or review of the Actual Closing Balance Sheet and the calculation of the Closing Cash Payment. The Company and the Optionee shall make available to the Accountants and their representatives such of their personnel as the Accountants may reasonably request in connection with the preparation, confirmation or review of the Actual Closing Balance Sheet and calculation of the Closing Cash Payment. The Accountants shall afford each of PMI, FSA and the Optionee and their respective representatives the opportunity to present their positions as to the dispute and the calculation of the Closing Cash Payment (which opportunity shall not extend for more than thirty (30) days after the expiration of the thirty (30) day period described in the third sentence of this Section 3.3(c)(iv)). Each presentation shall include a statement of the Closing Cash Payment proposed by such party and shall be accompanied by reasonably detailed supporting documentation. No later than ten (10) days after the completion of the presentations to the Accountants by PMI, FSA and the Optionee of their respective positions on the Closing Cash Payment, the Accountants shall deliver their decision with respect to the actual Closing Cash Payment (which shall not, under any circumstances, be less than the amount that was originally proposed by the Optionee nor more than the largest amount that was proposed by any of the Optionors), which decision shall be in writing and shall include a reasonably detailed description of the basis for such determination. The Accountants’ determination of the actual Closing Cash

Payment shall be final and binding upon all parties hereto. The fees, costs and expenses of the Accountants in connection with any such determination shall be borne by the Optionee if the Closing Cash Payment adopted by the Accountants is greater than the Optionee’s originally proposed Closing Cash Payment by $250,000 or more and shall otherwise be borne by the Optionors in proportion to such Optionor’s Percentage Interest. The Accountants’ decision may be enforced in any state or federal court of competent jurisdiction.

(v) If neither PMI nor FSA delivers an Objection to the Optionee in accordance with Section 3.3(c)(iv), then the Closing Cash Payment proposed by the Optionee shall be deemed agreed to by the Optionors. The Closing Cash Payment, either as agreed to or determined pursuant to this Section 3(c), shall be referred to as the “Cash Payment” and the Actual Closing Balance Sheet, either as agreed to or determined pursuant to this Section 3(c), shall be referred to as the “Closing Balance Sheet.” If the Cash Payment:

(A) is less than the Estimated Cash Payment, Optionors shall pay the amount of such shortfall to the Optionee in proportion to such Optionor’s Percentage Interest, and

(B) is more than the Estimated Cash Payment, the Optionee shall pay the amount of such excess to Optionors in proportion to such Optionor’s Percentage Interest not later than the earlier of (I) the fifth Business Day following the agreement or determination of the Cash Payment or (II) thirty (30) days after the date the Optionee delivers the Actual Closing Balance Sheet to the Optionors if no Objection is delivered to the Optionee, together with interest on such shortfall or excess from the Closing Date to but not including the date of payment calculated at the U.S. Prime Rate as published by The Wall Street Journal on the Closing Date. Payments pursuant to this paragraph shall be made by wire transfer of immediately available funds to the accounts designated by the Optionee or Optionors, as the case may be.

(d) At the Closing, the Servicer shall pay, and the Optionee and the Company shall cause to be paid, to (i) PMI all amounts outstanding under the Promissory Note to PMI as of the Closing Date and (ii) Dexia Holdings, Inc. all amounts outstanding under the Promissory Note to Dexia as of the Closing Date, in each case by transfer of immediately available funds to such account of such bank as PMI and Dexia Holdings, Inc., as the case may be, shall direct.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE OPTIONORS

Each Optionor, severally and not jointly, represents and warrants to Optionee that all of the statements contained in this Article IV, solely insofar as such statements relate to such Optionor, are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date) and will be true and correct as of the Closing Date as though made on the Closing Date.

Section 4.1 Share Ownership. Such Optionor is the record and beneficial owner of the number of shares of Common Stock and Series C Preferred Stock set forth opposite such Optionor’s name on Exhibit A hereto. Except for the Promissory Notes, such Optionor owns no securities issued by, or other obligations of, the Company or any Company Subsidiary which are not listed on Exhibit A hereto. Except for the Shareholder Documents to which such Optionor is a party, such Optionor is not a party to any voting trust or other voting agreement or understanding with respect to the voting of capital stock of the Company.

Section 4.2 Legal Power; Organization; Qualification of Optionors. Such Optionor is a legal entity of the type set forth opposite such Optionor’s name on Exhibit A hereto. Such Optionor has been duly organized, and is validly existing and in good standing, under the laws of its jurisdiction of formation, has all requisite power and authority to execute and deliver this Agreement and to consummate the Transactions, and has taken all necessary corporate or other action to authorize the execution, delivery and performance of this Agreement.

Section 4.3 Binding Agreement. This Agreement has been duly executed and delivered by such Optionor and, assuming due and valid authorization, execution and delivery by the Company and the Optionee, this Agreement constitutes a legal, valid and binding obligation of such Optionor, enforceable against such Optionor in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 4.4 No Conflict or Default. Neither the execution and delivery of this Agreement nor the consummation by such Optionor of any of the Transactions will result in a violation of, or a default under, or conflict with, or require any consent, approval or notice under, any contract, trust, commitment, agreement, obligation, understanding, arrangement or restriction of any kind to which such Optionor is a party or by which such Optionor is bound or to which the Option Shares owned by such Optionor are subject, except as provided in the Shareholder Documents and the Certificate of Incorporation. Consummation by such Optionor of the Transactions will not violate, or require any consent, approval or notice under, any provision of any judgment, order, decree, statute, law, rule or regulation applicable to such Optionor or the Option Shares owned by such Optionor, except for any necessary filing under the HSR Act and any filing with or notice to the Federal Reserve Board.

Section 4.5 Ownership and Possession of Option Shares. The Option Shares owned by such Optionor and the certificates representing such Option Shares are now, and at all times during the term hereof shall be, owned by such Optionor and held by such Optionor, or by a nominee or custodian for the sole and exclusive benefit of such Optionor, free and clear of all Encumbrances whatsoever.

Section 4.6 Good Title Conveyed. The stock powers, endorsements, assignments and other instruments to be executed and delivered by such Optionor to Optionee at the Closing will be valid and binding obligations of such Optionor, enforceable in accordance with their respective terms, and will effectively vest in Optionee good, valid and marketable title to all the Option Shares to be transferred to Optionee by such Optionor pursuant to and as contemplated by this Agreement, free and clear of all Encumbrances.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as specifically set forth in the Disclosure Schedule prepared and signed by the Company and delivered to Optionee simultaneously with the execution hereof, the Company represents and warrants to Optionee that the statements contained in this Article V are true and correct as of the date of this Agreement (or, if made as of a specified date, as of such date), and will be true and correct as of the Closing Date as though made on the Closing Date. Each exception set forth in the Disclosure Schedule and each other response to this Agreement set forth in the Disclosure Schedule is identified by reference to, or has been grouped under a heading referring to, a specific individual section of this Agreement and, except as otherwise specifically stated with respect to such exception, relates only to such section; provided, however, that any fact, matter or condition disclosed in any section of such Disclosure Schedule in such a way as to make its relevance to a representation, warranty or covenant or representations, warranties or covenants made elsewhere in this Agreement or information called for by another section of such Disclosure Schedule reasonably apparent shall be deemed to be an exception to such representation, warranty or covenant or representations, warranties or covenants or to be disclosed on such other section of such Disclosure Schedule notwithstanding the omission of a reference or cross reference thereto.

Section 5.1 Authorization; Validity of Agreement; Company Action. The Company has full corporate power and authority to execute and deliver this Agreement and the Contingent Payment Agreement, and to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and the Contingent Payment Agreement and the consummation of the Transactions have been duly authorized by the Company Board of Directors, and no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the Contingent Payment Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of capital stock issued by the Company is necessary to authorize the execution and delivery by the Company of this Agreement or the Contingent Payment Agreement or the consummation of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due and valid authorization, execution and delivery hereof by the Optionors and the Optionee, this Agreement is a valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 5.2 Other Board Approvals Regarding Transactions. The Company Board of Directors has (i) authorized the Company’s officers to waive any rights the Company may have under any agreement or otherwise to object to the granting of the Option to Optionee and the transfer to Optionee of any Option Shares held by the Optionors and (ii) consented to the granting of the Option to Optionee and the transfer to Optionee of all such Option Shares, and none of the aforesaid actions by the Company Board of Directors has been amended, rescinded or modified. No state takeover statute is applicable to the Transactions.

Section 5.3 Capitalization. (a) The authorized capital stock of the Company consists of 25,000,000 shares of Common Stock and 10,000,000 shares of preferred stock, par value $0.01 per share. As of the date hereof, (i) 8,396,455 shares of Common Stock are issued and outstanding (excluding shares held in the treasury of the Company), (ii) 1,883,999 shares of Series C Preferred Stock are issued and outstanding, (iii) no shares of Common Stock or Series C Preferred Stock are owned of record by any Person who is not an Optionor, (iv) 1,228,284 shares of Common Stock or Series C Preferred Stock are issued and held in the treasury of the Company, (v) other than the Series C Preferred Stock, no shares of preferred stock are issued or outstanding, and (vi) 760,000 shares of Common Stock are reserved for issuance upon exercise of Company Options under the Long-Term Incentive Plan. As of the date hereof, there are outstanding Company Options to purchase 299,737 shares of Common Stock. All the outstanding shares of the Company’s capital stock are, and all shares of Common Stock which may be issued pursuant to the exercise of outstanding Company Options will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable. There is no Voting Debt of the Company or any Company Subsidiary issued and outstanding. Except as set forth above, as of the date hereof, (i) there are no shares of capital stock of the Company authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, pre emptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity or debt interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment and (iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire any shares of Common Stock, or other capital stock of the Company, or any Company Subsidiary or Affiliate of the Company or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any Company Subsidiary or any other entity. Except as set forth above, during the period from the date hereof to the Closing Date, the Company has not issued or committed to issue any shares of Common Stock or Series C Preferred Stock or any options, warrants, calls, preemptive rights, subscriptions or other rights, agreements, arrangements or commitments of any character, relating to the issued or unissued capital stock of the Company or any Company Subsidiary, obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity or debt interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment.

(b) Other than the Shareholder Documents, there are no voting trusts or other agreements or understandings to which any Optionor, the Company or any Company Subsidiary is a party with respect to the voting of the capital stock of the Company or any of the Company Subsidiaries.

(c) Following the Closing Date, no holder of Company Options will have any right to receive shares of capital stock or other securities issued by the Company or any Company Subsidiary upon the exercise of Company Options.

Section 5.4 Organization; Qualification of Company. The Company (i) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (ii) has full corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required. The Company has heretofore delivered to Optionee complete and correct copies of the certificate of incorporation and by-laws of the Company as presently in effect.

Section 5.5 Subsidiaries and Affiliates. The Disclosure Schedule sets forth the name and jurisdiction of incorporation of each Company Subsidiary. The Company does not own, directly or indirectly, any capital stock or other equity securities of any corporation other than Company Subsidiaries or have any direct or indirect equity or ownership interest in any business other than in the Company Subsidiaries or in publicly traded securities constituting less than five percent of the outstanding equity of the issuing entity or subordinated or residual interests in pools of mortgage-backed securities. All the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all Encumbrances and all material claims or charges of any kind, and is validly issued, fully paid and nonassessable. Each Company Subsidiary (i) is a corporation, limited liability company or limited partnership duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or formation; (ii) has full corporate, limited liability company or partnership power and authority to carry on its business substantially as it is now being conducted and to own the properties and assets it now owns; and (iii) is duly qualified or licensed to do business as a foreign corporation, limited liability company or limited partnership in good standing in every jurisdiction in which such qualification is required, except where such failure to be duly qualified or licensed would not have a Material Adverse Effect. The Company has heretofore delivered to Optionee complete and correct copies of the certificate of incorporation and by-laws of each Company Subsidiary, as presently in effect.

Section 5.6 Consents and Approvals; No Violations. Except for the Consent Orders and otherwise as set forth on Schedule 5.6 of the Disclosure Schedule and for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of, the HSR Act, state securities or blue sky laws and state mortgage banking or collection agency laws, none of the execution, delivery or performance of this Agreement or the Contingent Payment Agreement by the Company, the consummation by the Company of any of the Transactions or compliance by the Company with any of the provisions hereof or thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation, the by-laws or similar organizational documents of the Company or any Company Subsidiary, (ii) require the Company or any Company Subsidiary to make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity or other Person (including consents from parties to loans, contracts, leases and other agreements to which the Company or any Company Subsidiary is a party), (iii) require any consent, approval or notice under, or result in a violation or breach of, or constitute (with or without due notice or the passage of time or both) a default (or give rise to any right of termination, amendment, cancellation or acceleration) under, any Material Contract or restriction of any kind by which the Company is bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to the Company, any Company Subsidiary or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect the ability of Company or any Company’s Subsidiary to consummate the Transactions or which arise from the regulatory status of the Optionee or any of its Affiilates.

Section 5.7 Financial Statements. The Company has delivered to the Optionee true and correct copies of the Financial Statements. The Financial Statements have been prepared from the books and records of the Company and the Company Subsidiaries, have been prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be stated in the notes thereto), and fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company and the Company Subsidiaries as of the times and for the periods referred to therein (subject, in the case of unaudited statements, to normally recurring year-end audit adjustments which are not material either individually or in the aggregate).

Section 5.8 No Undisclosed Liabilities. To the Knowledge of the Company, except (a) as disclosed or reflected in the Financial Statements and (b) for liabilities and obligations incurred in the ordinary course of business and consistent with past practice, since the Balance Sheet Date neither the Company nor any Company Subsidiary has any liability or obligation of any nature in excess of $250,000, whether or not accrued, contingent or otherwise.

Section 5.9 Absence of Certain Changes. Except as contemplated by this Agreement or the Budget and except as disclosed or reflected in the Financial Statements, since the Balance Sheet Date, the Company and each Company Subsidiary has conducted its respective business only in the ordinary course and consistent with past practice, and neither the Company nor any Company Subsidiary has:

(a) suffered any Material Adverse Effect;

(b) incurred any liability or obligation (absolute, accrued, contingent or otherwise) except items incurred in the ordinary course of business and consistent with past practice, none of which exceeds $250,000 (counting obligations or liabilities arising from one transaction or a series of similar transactions, and all periodic installments or payments under any lease or other agreement providing for periodic installments or payments, as a single obligation or liability);

(c) paid, discharged or satisfied any claim, liability or obligation (whether absolute, accrued, contingent or otherwise) in excess of $250,000 other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice of liabilities and obligations reflected or reserved against in the Balance Sheet or incurred in the ordinary course of business and consistent with past practice since the Balance Sheet Date;

(d) permitted or allowed any of its property or assets (real, personal or mixed, tangible or intangible) to be subjected to any Lien except for Permitted Liens;

(e) written down the value of any MSRs (other than those associated with Mortgage Loans) or written off as uncollectible any notes or accounts receivable, except for write-downs and write-offs in the ordinary course of business and consistent with past practice;

(f) cancelled any debts owed to the Company by third parties or waived any claims or rights of the Company against third parties, in either case in excess of $250,000;

(g) sold, transferred, or otherwise disposed of any material amount of its properties or assets (real, personal or mixed, tangible or intangible), except in the ordinary course of business and consistent with past practice;

(h) terminated or permitted to lapse any material Company Permit (as defined in Section 5.17 below);

(i) disposed of or permitted to lapse any rights to the use of any material Intellectual Property, or disposed of or disclosed to any Person other than representatives of Optionee or for a legitimate business purpose any Trade Secret not theretofore a matter of public knowledge;

(j) granted any general increase in the compensation of officers or employees (including any such increase pursuant to any bonus, pension, profit sharing or other plan or commitment) not in the ordinary course of business;

(k) hired or fired any Key Employee;

(l) made any single capital expenditure or commitment in excess of $100,000 for additions to property, plant, equipment or intangible capital assets or made aggregate capital expenditures and commitments in excess of $250,000 for additions to property, plant, equipment or intangible capital assets;

(m) declared, paid or set aside for payment any dividend or other distribution in respect of its capital stock or redeemed, purchased or otherwise acquired, directly or indirectly, any shares of capital stock or other securities of the Company, except for the redemption, purchase or other acquisition of shares of Common Stock or Company Options not currently owned by an Optionor;

(n) made any change in any method of accounting or accounting practice except as required by GAAP;

(o) other than as required by any Key Employee Contract, paid or loaned any amount to, or sold, transferred or leased any properties or assets (real, personal or mixed, tangible or intangible) to, or entered into any agreement or arrangement with, any of its officers or directors or any Affiliate or Associate of any of its officers or directors except for directors’ fees and compensation of officers in the ordinary course of business; or

(p) agreed, whether in writing or otherwise, to take any action described in this section.

Section 5.10 Title to Properties; Liens. Each of the Company and each Company Subsidiary has good, valid and marketable title to all the properties and assets that it purports to own (tangible and intangible) free and clear of all Liens, other than Permitted Liens, including all the properties and assets reflected in the Balance Sheet and not subsequently disposed of and all such properties and assets purchased by the Company or any Company Subsidiary since the date of the Balance Sheet except as set forth in the Financial Statements. The rights, properties and other assets presently owned, leased or licensed by the Company or the Company Subsidiaries include all such rights, properties and other assets necessary to permit the Company and the Company Subsidiaries to conduct their respective businesses in all material respects in the same manner as such businesses have been conducted prior to the date hereof.

Section 5.11 Real Property.

(a) The Disclosure Schedule sets forth a complete list and the location of all Real Property. There are no proceedings, claims, or disputes affecting any Real Property that might materially curtail or interfere with the Company’s use of such property. Neither the whole nor any material portion of the Real Property nor any other assets of the Company or any Company Subsidiary is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, nor has any such condemnation, expropriation or taking been proposed to the Company. Neither the Company nor any Company Subsidiary is a party to any lease, assignment or similar arrangement under which the Company or any Company Subsidiary is a lessor, assignor or otherwise makes available for use by any third party any portion of the Real Property, other than pursuant to a Lease.

(b) Each of the Company and each Company Subsidiary has obtained all appropriate certificates of occupancy, licenses, easements and rights of way, including proofs of dedication, required to use and operate the Real Property in the manner in which the Real Property is currently being used and operated and where the failure to have any such license would materially interfere with the use of such property. True and correct copies of all such certificates, permits and licenses have heretofore been furnished to Optionee. Each of the Company and each Company Subsidiary has all approvals, permits and licenses (including any and all environmental permits) necessary to own or operate the Real Property as currently owned and operated; and no such approvals, permits or licenses will be required, as a result of the Transactions, to be issued after the date hereof in order to permit the Company and the

Company Subsidiaries, following the Closing, to continue to own or operate the Real Property in the same manner as heretofore, other than any such approvals, permits or licenses that are ministerial in nature and are normally issued in due course upon application therefore without further action by the applicant.

Section 5.12 Leases. The Disclosure Schedule contains an accurate and complete listing of the Leases and the subleases to such Leases. A true and complete copy of each Lease has heretofore been delivered to Optionee. Each Lease is in full force and effect. The leasehold estate created by each Lease is free and clear of all Liens other than as created by or pursuant to such Lease or a sublease to such Lease. There are no existing defaults by the Company or any Company Subsidiary under any of the Leases. No event has occurred that (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default under any Lease by the Company or any Company Subsidiary. Neither the Company nor any Company Subsidiary has received notice, that any lessor under any Lease will not consent (where such consent is necessary) to the consummation of the Transactions without requiring any modification of the rights or obligations of the lessee thereunder.

Section 5.13 Environmental Matters.

(a) Each of the Company and the Company Subsidiaries is in compliance in all material respects with all Environmental Laws. Such compliance includes, but is not limited to, the possession by the Company and each of the Company Subsidiaries of all material permits and other governmental authorizations required under all applicable Environmental Laws, and compliance in all material respects with the terms and conditions thereof.

(b) There is no Environmental Claim by any Person that is pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, or against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law, except as would not cause a Material Adverse Effect.

(c) There are no past or present actions, activities, circumstances, conditions, events or incidents, including the release, emission, discharge, presence or disposal of any Materials of Environmental Concern, that could form the basis of any Environmental Claim against the Company or any Company Subsidiary or against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law, except as would not cause a Material Adverse Effect.

(d) Except in accordance with applicable Environmental Laws and as would not cause a Material Adverse Effect, and so as not to give rise to an Environmental Claim (i) Materials of Environmental Concern have not been generated, used, treated or stored on, transported to or from, or released on, at or from, any past or present facilities, properties or operations of the Company or any Company Subsidiary and (ii) Materials of Environmental Concern have not been disposed of on any past or present facilities, properties or operations of the Company or any Company Subsidiary.

(e) The Company has provided to Optionee a copy of each assessment, report, datum, result of investigations or audit, that is in the possession of the Company or any Company Subsidiary regarding environmental matters pertaining to the compliance (or noncompliance) by the Company or any Company Subsidiary with any Environmental Laws.

Section 5.14 Contracts and Commitments. (a) Except as set forth in the Disclosure Schedule:

(i) Neither the Company nor any Company Subsidiary has any agreement, contract or commitment that provides for the payment to or by the Company in an aggregate amount in excess of $250,000 during a twelve-month period (each, a “Material Vendor Contract”).

(ii) Neither the Company nor any Company Subsidiary has any loan agreement or asset funding agreement pursuant to which it receives credit or funding from a third party (each, a “Credit Facility”).

(iii) Neither the Company nor any Company Subsidiary is a party to a servicing agreement, subservicing agreement, sale and servicing agreement, pooling and servicing agreement or similar agreement pursuant to which the Company or any Company Subsidiary services mortgage loans or REO Property for third parties.

(iv) Other than Material Vendor Contracts, there exist no purchase or sales contracts, or commitments or proposals of the Company or any Company Subsidiary.

(v) Other than the Key Employee Contracts, neither the Company nor any Company Subsidiary has any outstanding contracts with directors, officers, employees, agents, consultants, advisors, salesmen, sales representatives, distributors or dealers that are not cancelable by it on notice of not longer than 90 days and without liability, penalty or premium.

(vi) Other than the Key Employee Contracts, neither the Company nor any Company Subsidiary is a party to or bound by any employment agreement or any other agreement that contains any severance or termination pay liabilities or obligations.

(vii) Other than pursuant to the Key Employee Contracts, neither the Company nor any Company Subsidiary has any employee to whom it is paying compensation at the annual rate of more than $250,000 for services rendered.

(viii) Neither the Company nor any Company Subsidiary is restricted by agreement from carrying on its business anywhere in the world.

(ix) Neither the Company nor any Company Subsidiary has outstanding any agreement to acquire any debt obligations of others, other than acquisitions of delinquent and defaulted receivables in the ordinary course of business.

(x) Neither the Company nor any Company Subsidiary has any outstanding loan to any Person, it being understood that obligations to reimburse employees for reasonable travel, entertainment or similar expenses incurred in the ordinary course of business shall not be deemed loans for such purposes.

(xi) Except as in the ordinary course of business, neither the Company nor any Company Subsidiary has any power of attorney outstanding or any obligations or liabilities (whether absolute, accrued, contingent or otherwise), as guarantor, surety, co signer, endorser, co maker, indemnitor or otherwise in respect of the obligation of any Person, corporation, partnership, joint venture, association, organization or other entity.

(xii) Other than as provided in clauses (i)–(xi) above, neither the Company nor any Company Subsidiary has any agreement, contract or commitment the termination of which would result in a Material Adverse Effect or that otherwise is material to its business, operations or prospects.

(b) Each contract, agreement, arrangement and commitment set forth on Schedule 5.14 of the Disclosure Schedule, and each Lease, shall constitute a “Material Contract.” Neither the Company nor any Company Subsidiary is in material default under or in violation of any Material Contract, nor, to the Knowledge of the Company, is there any valid basis for any claim of material default under or violation of any Material Contract.

Section 5.15 Litigation. Except for the Specified Disputes, there is no action, suit, inquiry, proceeding or investigation by or before any court or governmental or other regulatory or administrative agency or commission pending or, to the Knowledge of the Company, threatened against or involving the Company or any Company Subsidiary that could reasonably be expected to result in a loss to the Company or any Company Subsidiary in excess of $50,000 (excluding any legal fees and expenses relating thereto that have been or may be incurred by the Company or a Company Subsidiary), or which questions or challenges the validity of this Agreement or any action taken or to be taken by the Company or any Company Subsidiary pursuant to this Agreement or in connection with the Transactions. Neither the Company nor any Company Subsidiary is subject to any judgment, order or decree which may have a material adverse effect on its business practices or on its ability to acquire any property or conduct its business.

Section 5.16 Compliance with Laws; Consent Orders. The Company and the Company Subsidiaries are in compliance in all material respects with each Consent Order, with all laws, rules and regulations, ordinances, judgments, decrees, orders, writs and injunctions of all Governmental Entities that affect the business, properties or assets of the Company or any Company Subsidiary, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or has been filed, commenced or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary alleging any material violation of any of the foregoing, that, if determined adversely to the Company or any Company Subsidiary, could reasonably be expected to have a material adverse effect on its business practices or on its ability to acquire any property or conduct its business. The Company and each Company Subsidiary have in place policies and procedures to enable them to comply with the material terms of each Consent Order; to the Knowledge of the Company, no events have occurred that would preclude the Company and the Company Subsidiaries from being able to comply with the material terms of each Consent Order.

Section 5.17 Permits. The Company and the Company Subsidiaries hold all Company Permits, and no Company Permit is subject to any pending proceeding seeking revocation or forfeiture. The Company and the Company Subsidiaries are in compliance in all material respects with the terms of the Company Permits.

Section 5.18 Employee Benefit Plans.

(a) The Disclosure Schedule contains a true and complete list of all Plans maintained by the Company and any ERISA Affiliate. Neither the Company nor any ERISA Affiliate has any commitment or formal plan, whether legally binding or not, to create any additional employee benefit plan or modify or change any existing Plan that would affect any employee or former employee of the Company or any Company Subsidiary. Neither the Company nor any ERISA Affiliate has ever maintained any Title IV Plans. Neither the Company nor any ERISA Affiliate is an employer under a Multiemployer Plan.

(b) Neither the Company or any Company Subsidiary, any Plan, any trust created thereunder, nor, the Knowledge of the Company, any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any Company Subsidiary, any Plan, any such trust, or any trustee or administrator thereof, or any party dealing with any Plan or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to Section 4975 or 4976 of the Code.

(c) Each Plan has been operated and administered in all material respects in accordance with its terms and applicable law, including but not limited to ERISA and the Code.

(d) Each Plan intended to be “qualified” within the meaning of Section 401(a) of the Code is the subject of a favorable determination letter from the Internal Revenue Service, and nothing has occurred since the date of such letter which resulted or is likely to result in the revocation of such determination, and the trusts maintained thereunder are exempt from taxation under Section 501(a) of the Code. Each Plan intended to satisfy the requirements of Section 501(c)(9) has satisfied such requirements.

(e) The consummation of the Transactions will not, either alone or in combination with another event, (i) except as provided in any Key Employee Contract and set forth on Schedule 5.18 of the Disclosure Schedule, entitle any current or former employee, director or officer of the Company or any ERISA Affiliate to severance pay, unemployment compensation or any other payment, except as expressly provided in this Agreement, or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

(f) Except for routine claims for benefits, there are no pending, anticipated or, to the Knowledge of the Company, threatened claims by or on behalf of any Plan, by any employee or beneficiary covered under any such Plan, or otherwise involving any such Plan.

(g) No amounts payable under the Plans will fail to be deductible for federal income tax purposes by virtue of Section 280G of the Code.

Section 5.19 Tax Matters.

(a) (i) The Company, each Company Subsidiary, and each Company Group has timely filed or caused to be timely filed, and with respect to Tax Returns due between the date of this Agreement and the Closing Date will timely file (taking into account any applicable extensions), all material Tax Returns required to be filed by the Code or by applicable state, local or foreign Tax laws, (ii) all such Tax Returns are, or in the case of such Tax Returns not yet filed, will be, true, complete and correct in all material respects, and (iii) all Taxes shown on such Tax Returns or otherwise owed have been timely paid, or in the case of Taxes due between the date of this Agreement and the Closing Date, will be timely paid.

(b) The most recent audited financial statements for the Company reflect an adequate reserve for all Taxes payable by the Company and each Company Subsidiary for all taxable periods and portions thereof through the date of such financial statements, and, in the case of Taxes owed as of the date hereof, an adequate reserve is (and until the Closing Date will continue to be) reflected in the accruals for Taxes payable on the June 30, 2005 balance sheet, in each case in addition to any accruals established to reflect timing differences and any accruals reflected only in the notes thereto.

(c) There are no liens for Taxes upon the Company’s assets except liens for current Taxes not yet due and payable and immaterial liens.

(d) Neither the Company nor any of its Subsidiaries is a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code, and none of the Optionors is a “foreign person” within the meaning of Section 1445 of the Code.

(e) Except as set forth on Schedule 5.19(e) of the Disclosure Schedule, (i) no Tax Return of the Company, any Company Subsidiary or any Company Group is under audit or examination by the Internal Revenue Service, (ii) no material Tax Return of the Company, any Company Subsidiary or any Company Group is under audit or examination by any other Taxing Authority, and (iii) no notice of such an audit or examination has been received by the Company or any Company Subsidiary.

(f) Each deficiency resulting from any audit or examination relating to Taxes by any Taxing Authority has been timely paid. No issues relating to Taxes were raised by the relevant Taxing Authority in any completed audit or examination that can reasonably be expected to recur in a later taxable period. The relevant statute of limitations is closed with respect to the Federal, foreign and material state and local Tax Returns of the Company, each Company Subsidiary and each Company Group for all years through June 30, 2000.

(g) Other than this Agreement, none of the Company, any Company Subsidiary or any Company Group is a party to or is bound by any Tax sharing agreement, Tax indemnity obligation or similar agreement, arrangement or practice with respect to Taxes (including, without limitation, any advance pricing agreement, closing agreement or other agreement relating to Taxes with any Taxing Authority).

(h) Neither the Company nor any Company Subsidiary will be required to include in a taxable period ending after the Closing Date any taxable income attributable to income that accrued, but was not recognized, in a Pre-Closing Tax Period, as a result of an adjustment under Section 481 of the Code, the installment method of accounting, the long-term contract method of accounting, the cash method of accounting, any comparable provision of state, local, or foreign Tax law, or for any other reason.

(i) No consent under Section 341 of the Code has been made with respect to the Company or any Company Subsidiary, or any property held by the Company or any Company Subsidiary, (ii) no property of the Company or any Company Subsidiary is “tax exempt use property” within the meaning of Section 168(h) of the Code, and (iii) none of the assets of the Company or any Company Subsidiary is subject to a lease under Section 7701(h) of the Code or under any predecessor section thereof.

(j) Except as set forth on Schedule 5.19(j) of the Disclosure Schedule, there are no outstanding agreements or waivers extending, or having the effect of extending, the statutory period of limitation applicable to any Tax Returns required to be filed with respect to the Company, any Company Subsidiary or any Company Group and none of the Company, any Company Subsidiary or any Company Group has requested any extension of time within which to file any Tax Return, which return has not yet been filed.

(k) Except as set forth on Schedule 5.19(k) of the Disclosure Schedule, the Company and each Company Subsidiary have complied in all respects with all applicable laws relating to the payment and withholding of Taxes (including withholding of Taxes pursuant to Sections 1441, 1442, 3121 and 3402 of the Code or any comparable provision of any state, local or foreign laws) and have, within the time and in the manner prescribed by applicable law, withheld from and paid over to the proper Taxing Authorities all amounts required to be so withheld and paid over under such laws.

(l) The Company has made available to the Optionee for inspection (i) complete and correct copies of all material Tax Returns of the Company, each Company Subsidiary and each Company Group (but, in the case of any Company Group, only the portions of such Tax Returns relating to the Company or any Company Subsidiary) relating to Taxes for all taxable periods for which the applicable statute of limitations has not yet expired and (ii) complete and correct copies of all private letter rulings, revenue agent reports, information document requests, notices of proposed deficiencies, deficiency notices, protests, petitions, closing agreements, settlement agreements, pending ruling requests, and any similar documents, submitted by, received by or agreed to by or on behalf of the Company or any Company Subsidiary, or, to the extent related to the income, business, assets, operations, activities or status of the Company or any Company Subsidiary, submitted by, received by or agreed to by or on behalf of any Company Group, and relating to Taxes for all taxable periods for which the statute of limitations has not yet expired.

(m) Neither the Company nor any Company Subsidiary has been a party to any distribution occurring during the last three (3) years that was treated by the parties as a tax-free distribution under Section 355 of the Code.

(n) Neither the Company nor any Company Subsidiary is a party to any “listed transaction” as defined in Treasury Regulation Section 1.6011-4(b)(2).

(o) The Disclosure Schedule sets forth each state, county, local, municipal or foreign jurisdiction in which the Company or any Company Subsidiary files a Tax Return relating to state and local income, franchise, license, excise, net worth, property or sales and use taxes.

(p) Neither the Company nor any Company Subsidiary has ever (i) made an election under Section 1362 of the Code to be treated as an S corporation for Federal Income Tax purposes or (ii) made any similar election under any comparable provision of any state, local or foreign tax law.

(q) The Company and each Company Subsidiary have properly and in a timely manner documented their transfer pricing methodology in compliance with Section 482 (and any related sections) of the Code, the Treasury regulations promulgated thereunder and any comparable provisions of state, local, domestic or foreign tax law.

Section 5.20 Intellectual Property.

(a) The Disclosure Schedule sets forth a true and complete list (including expiration dates) of all patents and patent applications, trademark registrations and applications, service mark registrations and applications, Computer Software, Copyright registrations and applications, material unregistered trademarks, service marks, and Copyrights, and Internet domain names, together with all licenses related to the foregoing, whether the Company or any Company Subsidiary is the licensee or licensor thereunder, that are used in and are material to the business of the Company or any Company Subsidiary.

(b) The Company or the Company Subsidiaries have title to, or hold valid licensees to, all Company Intellectual Property, free and clear of all Encumbrances (other than restrictions on assignment or transfer).

(c) All registrations and applications for Intellectual Property that are owned by the Company or any Company Subsidiary and that are used in and are material to the conduct of the businesses of the Company or the Company Subsidiaries as currently conducted are, (i) to the Knowledge of the Company, valid and enforceable, (ii) subsisting, in proper form and have been duly maintained, including the submission of all necessary filings and fees in accordance with the legal and administrative requirements of the appropriate jurisdictions, and (iii) have not lapsed, expired or been abandoned, and no patent, registration or application therefore is the subject of any opposition, interference, cancellation proceeding or other legal or governmental proceeding before any Governmental Entity in any jurisdiction.

(d) With respect to the Intellectual Property used in and material to the business of the Company or any Company Subsidiary as conducted on the Exercise Date: (i) the Company and each such Company Subsidiary owns and possesses all right, title and interest in and to, or has taken commercially reasonable steps to ensure that it has a valid and enforceable license to use, such Intellectual Property; (ii) no claim by any third party contesting the validity, enforceability, use or ownership of any of the Intellectual Property has been made or, to the Knowledge of the Company, is threatened; (iii) neither the Company nor any such Company Subsidiary has received any notices of any infringement or misappropriation by any third party with respect to the Intellectual Property; (iv) to the Knowledge of the Company, none of the

Company or any Company Subsidiary has infringed, misappropriated or otherwise conflicted with any proprietary rights of any third parties; and (v) all such Intellectual Property will be owned or available for use by any of the Company and the Company Subsidiaries immediately after the Closing.

(e) The Computer Software used in and material to the business of the Company or any Company Subsidiary was either: (i) developed by employees of the Company or such Company Subsidiary within the scope of their employment or (ii) developed on behalf of the Company or any Company Subsidiary by a third party, and all ownership rights therein have been assigned or otherwise transferred to or vested in the Company or such Company Subsidiary, as the case may be, pursuant to written agreements or the Company or such Company Subsidiary has taken commercially reasonable steps to ensure that it has licensed or acquired from a third party pursuant to a written license, assignment, or other contract that is in full force and effect and of which neither the Company nor any Company Subsidiary (as applicable) is in material breach.

(f) Neither the Company nor any Company Subsidiary is, nor will it be as a result of the execution and delivery of this Agreement or the performance of its obligations under this Agreement, in breach of any material license, sublicense or other agreement relating to the Company Intellectual Property.

Section 5.21 Labor Matters.

(a) There is no labor strike, dispute, corporate campaign, slowdown, stoppage or lockout actually pending, or to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary and during the past five years there has not been any such action. To the Knowledge of the Company, no representation question exists respecting the employees of the Company or any Company Subsidiary.

(b) None of the employees of the Company or any Company Subsidiary is represented by any labor organization and, to the Knowledge of the Company, there have been no union organizing activities among the employees of the Company or any Company Subsidiary within the past five years, nor does any question concerning representation exist concerning such employees.

(c) (i) Each of the Company and each of the Company Subsidiaries is and has been in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages and hours, immigration, the payment of social security and similar taxes, occupational safety and health and plant closing, and is not and has not engaged in any unfair labor practice that could reasonably be expected to result in a loss to the Company or any Company Subsidiary in excess of $250,000; (ii) no unfair labor practice complaint against the Company or any of the Company Subsidiaries is pending before the National Labor Relations Board; (iii) no employee grievance exists which could reasonably be expected to have a Material Adverse Effect; (iv) no arbitration proceeding arising out of or under any collective bargaining agreement is pending and no claim therefor has been asserted; and (v) no collective bargaining agreement is currently being negotiated by the Company or any of the Company Subsidiaries.

(d) To the Knowledge of the Company, no charge with respect to or relating to the Company or any Company Subsidiary is pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices.

Section 5.22 Personnel. The Disclosure Schedule sets forth a true and complete list of (i) the names and current salaries of all directors and elected and appointed officers of each of the Company and the Company Subsidiaries; (ii) the names and wage rates for non-salaried and non-executive salaried employees of each of the Company and the Company Subsidiaries by classification and (iii) all group insurance programs in effect for employees of each of the Company and the Company Subsidiaries. Neither the Company nor any Company Subsidiary is in default with respect to any of the obligations referred to in the preceding sentence. Except as set forth on Schedule 5.22 of the Disclosure Schedule, to the Knowledge of the Company, no Key Employee or group of employees responsible for a business segment of the Company or any Company Subsidiary has provided written notification to the Company or any Company Subsidiary of an intention to terminate employment with the Company or any Company Subsidiary as a result of the Transactions.

Section 5.23 Potential Conflict of Interest. No Key Employee (a) owns or holds, directly or indirectly, in whole or in part, any Company Intellectual Property, (b) has any material claim, charge, action or cause of action against the Company or any Company Subsidiary, except for claims for compensation, reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof, (c) has made, on behalf of the Company or any Company Subsidiary, any material payment or commitment to pay any material commission, fee or other amount to, or to purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any Key Employee (or, to the Knowledge of the Company, a relative of any Key Employee) is a partner or shareholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than 5% of the equity of any such entity), (d) owes any money to the Company or any Company Subsidiary or (e) has any material interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary.

Section 5.24 Propriety of Past Payments. (a) No unrecorded fund of the Company or any Company Subsidiary has been established for any purpose, (b) no accumulation or use of corporate funds of the Company or any Company Subsidiary has been made without being properly accounted for in the books and records of the Company or such Company Subsidiary, (c) no payment has been made by or on behalf of the Company or any Company Subsidiary with the understanding that any part of such payment is to be used for any purpose other than that described in the documents supporting such payment and (d) none of the Company, any Company Subsidiary, any director, officer, employee or agent of the Company or any Company Subsidiary or any other Person associated with or acting for or on behalf of the Company or any Company Subsidiary has, directly or indirectly, made any contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services that is illegal, (i) to obtain favorable treatment for the Company, any Company Subsidiary or any Affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for the Company, any Company

Subsidiary or any Affiliate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of the Company or any Company Subsidiary. To the Knowledge of the Company, neither the Company nor any Company Subsidiary nor any current director, officer or employee of the Company or any Company Subsidiary nor any other Person acting on behalf of the Company or any Company Subsidiary, has accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value in connection with the business of the Company or any Company Subsidiary.

Section 5.25 Brokers or Finders. No agent, broker, investment banker, financial advisor or other firm or Person is or will be entitled to any brokers’ or finder’s fee or any other commission or similar fee in connection with any of the Transactions as a result of any action taken by the Company.

Section 5.26 Consumer Complaints. The Company and the Company Subsidiaries have no open consumer complaints that have not been responded to within the time limitations set forth in the Real Estate Settlement Procedures Act of 1974, as amended.

Section 5.27 Insurance. Schedule 5.27 of the Disclosure Schedule sets forth a true and complete list of all insurance policies, other insurance arrangements and other contracts or arrangements for the transfer or sharing of insurance risks by the Company or any Company Subsidiary in force on the date hereof with respect to the business or assets of the Company or any Company Subsidiary. All such policies are in full force and effect, all premiums due thereon have been paid by the Company and the Company Subsidiary (as applicable) and the Company and each Company Subsidiary is otherwise in compliance in all material respects with the terms and provisions of such policies (other than the policies set forth on Schedule 5.27 of the Disclosure Schedules which will terminate at the Closing as a result of the sale of the Option Shares to the Optionee). Furthermore, (a) neither the Company nor any Company Subsidiary has received any written notice of cancellation or non-renewal of any such policy or arrangement nor, to the Company’s knowledge, is the termination of any such policies or arrangements threatened (except that certain policies will terminate at the Closing as a result of the sale of the Option Shares to the Optionee), (b) there is no material claim of the Company or any Company Subsidiary pending under any of such policies or arrangements as to which the Company or any Company Subsidiary has received written notice from any of its insurance carriers stating that such insurance carrier is denying liability of such claim or defending such claim under a reservation of rights clause, (c) neither the Company nor any Company Subsidiary has received any written notice from any of its insurance carriers that any insurance premiums will be increased materially in the future or that any insurance coverage presently provided for will not be available to the Company or any Company Subsidiary in the future, and (d) neither the Company nor any Company Subsidiary has knowingly made any material misstatement, omission or misrepresentation for the purpose of obtaining any such policy or arrangement that is reasonably likely to result in a loss of coverage under such policy or arrangement. Except as set forth on Schedule 5.27 of the Disclosure Schedule, no such policy or arrangement will terminate at the Closing as a result of the sale of the Option Shares to the Optionee and, to the Knowledge of the Company, no event has occurred that is reasonably likely to result in any claims by the Company’s directors or officers under the Company’s D&O Insurance.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF OPTIONEE

Optionee represents and warrants to each Optionor and the Company that:

Section 6.1 Organization. Optionee is a corporation duly organized, validly existing and in good standing under the laws of Delaware and has all requisite corporate or other power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as now being conducted, except where the failure to be in good standing or to have such power, authority, and governmental approvals would not adversely effect Optionee’s ability to consummate the Transactions.

Section 6.2 Authorization; Validity of Agreement. Optionee has full corporate power and authority to execute and deliver this Agreement and the Contingent Payment Agreement and to consummate the Transactions. The execution, delivery and performance by Optionee of this Agreement and the Contingent Payment Agreement and the consummation of the Transactions have been duly authorized by the board of directors of Optionee, and no other corporate action on the part of Optionee is necessary to authorize the execution and delivery by Optionee of this Agreement or the Contingent Payment Agreement or the consummation of the Transactions. No vote of, or consent by, the holders of any class or series of stock or Voting Debt issued by Optionee is necessary to authorize the execution and delivery by Optionee of this Agreement or the Contingent Payment Agreement or the consummation by it of the Transactions. Each of this Agreement and the Contingent Payment Agreement has been duly executed and delivered by Optionee, and, assuming due and valid authorization, execution and delivery hereof and thereof by each other party thereto, is a valid and binding obligation of Optionee, enforceable against Optionee in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance and other similar laws of general application affecting enforcement of creditors’ rights generally and (ii) the availability of the remedy of specific performance or injunctive or other forms of equitable relief may be subject to equitable defenses and would be subject to the discretion of the court before which any proceeding therefor may be brought.

Section 6.3 Consents and Approvals; No Violations. Except for the filings, permits, authorizations, consents and approvals as may be required under, and other applicable requirements of the HSR Act and state securities or blue sky laws, none of the execution, delivery or performance of this Agreement and the Contingent Payment Agreement by Optionee, the consummation by Optionee of the Transactions or compliance by Optionee with any of the provisions hereof and thereof will (i) conflict with or result in any breach of any provision of the certificate of incorporation or by-laws of Optionee, (ii) require the Optionee to make any filing with, or obtain any permit, authorization, consent or approval of, any Governmental Entity, (iii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, lease, license, contract, agreement or other instrument or obligation to which Optionee or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets may be bound, or (iv) violate any order, writ, injunction, decree, statute, rule or regulation applicable to Optionee, any of its Subsidiaries or any of their properties or assets, excluding from the foregoing clauses (ii), (iii) and (iv) such violations, breaches or defaults which would not, individually or in the aggregate, impair in any material respect Optionee’s ability to consummate the Transactions or which arise from the regulatory status of the Company or the Company Subsidiaries.

Section 6.4 Investment Representation. Optionee is acquiring the Option Shares for investment for its own account, not as a nominee or agent, and not with a view to, or for resale in connection with, any distribution thereof in violation of the Securities Act.

Section 6.5 Sufficient Funds. Optionee has available, or has made valid and effective arrangements to obtain (through existing credit arrangements or otherwise), sufficient funds to acquire all of the Option Shares to be purchased pursuant hereto and to pay all fees and expenses incurred by it related to the Transactions.

Section 6.6 Brokers or Finders. Neither Optionee nor any of its Subsidiaries or its Affiliates has entered into any agreement or arrangement entitling any agent, broker, investment banker, financial advisor or other firm or Person to any broker’s or finder’s fee or any other commission or similar fee in connection with any of the Transactions.

ARTICLE VII

COVENANTS

Section 7.1 Interim Operations of the Company. The Company covenants and agrees that, after the date hereof and prior to the Closing Date, except (i) as expressly provided in this Agreement, (ii) as set forth in the Disclosure Schedule, or (iii) as may be agreed in writing by Optionee:

(a) the business of the Company and the Company Subsidiaries shall be conducted substantially in the same manner as heretofore conducted and in the ordinary course, and the Company and the Company Subsidiaries shall use commercially reasonable efforts to preserve the business organization of the Company and the Company Subsidiaries intact, keep available the services of the current officers and employees of the Company and the Company Subsidiaries and maintain the existing relations with franchisees, customers, suppliers, creditors, business partners and others having business dealings with the Company or the Company Subsidiaries;

(b) the Company and the Company Subsidiaries shall timely respond to all customer complaints as required by any applicable law or Governmental Entity;

(c) neither the Company nor any Company Subsidiary shall: (i) amend its certificate of incorporation or by-laws or similar organizational documents, (ii) issue, sell, transfer, pledge, dispose of or encumber any shares of any class or series of its capital stock or Voting Debt, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any shares of any class or series of its capital stock or any Voting Debt, other than the shares of Common Stock reserved for issuance on the date hereof pursuant to the exercise of Company Options outstanding on the date hereof,

(iii) declare, set aside or pay any dividend or other distribution payable in cash, stock or property with respect to any shares of any class or series of its capital stock; (iv) split, combine or reclassify any shares of any class or series of its stock; or (v) redeem, purchase or otherwise acquire directly or indirectly any shares of any class or series of its capital stock, or any instrument or security which consists of or includes a right to acquire such shares (other than the redemption, purchase or other acquisition by the Company or any Company Subsidiary of shares of Common Stock or Company Options not currently owned by an Optionor);

(d) neither the Company nor any Company Subsidiary shall organize any new Subsidiary or acquire any capital stock or other equity securities, or equity or ownership interest in the business, of any other Person;

(e) neither the Company nor any Company Subsidiary shall modify, amend or terminate any of its Material Contracts or waive, release or assign any material rights or claims, except in the ordinary course of business and consistent with past practice;

(f) neither the Company nor any Company Subsidiary shall terminate or permit to lapse any material Company Permit;

(g) neither the Company nor any of the Company Subsidiaries shall: (i) incur or assume any long term Indebtedness, or except in the ordinary course of business, incur or assume short term Indebtedness exceeding $250,000 in the aggregate from the date hereof until the Closing; (ii) pay, repay, discharge, purchase, repurchase or satisfy any Indebtedness (other than the Promissory Notes) issued or guaranteed by the Company or any Company Subsidiary, except as required by the terms thereof; (iii) modify the terms of any Indebtedness or other liability, other than modifications of short term debt in the ordinary and usual course of business and consistent with past practice; (iv) assume, guarantee, endorse or otherwise become liable or responsible (whether directly, contingently or otherwise) for the obligations of any other Person, except in the ordinary course of business and consistent with past practice; (v) make any loans, advances or capital contributions to, or investments in, any other Person (other than to or in wholly owned Subsidiaries of the Company existing on the date hereof); (vi) write down the value of any MSRs or write off as uncollectible any notes or accounts receivable other than as required or permitted by GAAP; (vii) dispose of or permit to lapse any rights to any material Intellectual Property or (viii) change any of the banking or safe deposit arrangements described or referred to in the Disclosure Schedule in any adverse manner;

(h) neither the Company nor any Company Subsidiary shall lease, license, mortgage, pledge or encumber any assets other than in the ordinary course of business and consistent with the past practice or purchase, transfer, sell or dispose of any assets other than in the ordinary course of business and consistent with past practice or dispose of or permit to lapse any rights to any material Intellectual Property other than in the ordinary course of business and consistent with past practice;

(i) neither the Company nor any Company Subsidiary shall (i) fire any Key Employee other than for cause or (ii) hire any Person performing functions similar to or compensated at the same level as a Key Employee; provided, however, that the Company and any Company Subsidiary may hire a Person that replaces a Key Employee who resigns after the date hereof if the Company has consulted with the Optionee in good faith prior to hiring such Person (it being agreed that neither the Company nor any Company Subsidiary shall have any obligation to follow or adopt any recommendation made by the Optionee in respect of hiring such Person);

(j) neither the Company nor any Company Subsidiary shall make any change in the compensation payable or to become payable to any of its officers, directors, employees, agents or consultants (other than normal recurring increases in the ordinary course of business) or to Persons providing management services, or enter into or amend any employment, severance, consulting, termination or other agreement with, or employee benefit plan for, any of its officers, directors, employees, Affiliates, agents or consultants or make any change in its existing borrowing or lending arrangements for or on behalf of any of such Persons pursuant to an employee benefit plan or otherwise;

(k) neither the Company nor any Company Subsidiary shall (i) pay or make any accrual or arrangement for payment of any pension, retirement allowance or other employee benefit pursuant to any existing plan, agreement or arrangement to any officer, director, employee or Affiliate or pay or agree to pay or make any accrual or arrangement for payment to any officer, director, employee or Affiliate of any amount relating to unused vacation days, except to the extent the Company or a Company Subsidiary is legally or contractually obligated to do so or such action is required under a current policy of the Company or a Company Subsidiary, (ii) adopt or pay, grant, issue, accelerate or accrue salary or other payments or benefits pursuant to any pension, profit-sharing, bonus, extra compensation, incentive, deferred compensation, stock purchase, stock option, stock appreciation right, group insurance, severance pay, retirement or other employee benefit plan, agreement or arrangement, or any employment or consulting agreement with or for the benefit of any director, officer, employee, agent or consultant, whether past or present, except to the extent the Company or a Company Subsidiary is legally or contractually obligated to do so or such action is required under a current policy of the Company or a Company Subsidiary, or (iii) amend in any material respect any such existing plan, agreement or arrangement in a manner inconsistent with the foregoing;

(l) neither the Company nor any Company Subsidiary shall permit any insurance policy naming it as a beneficiary or a loss payable payee to be cancelled or terminated without notice to Optionee, except (i) policies providing coverage for losses not in excess of $250,000 which are replaced without diminution of or gaps in coverage and (ii) policies that terminate at the Closing as a result of the sale of the Option Shares to the Optionee;

(m) neither the Company nor any of the Company Subsidiaries shall enter into any contract or transaction relating to the purchase of assets other than in the ordinary course of business and consistent with past practice;

(n) other than the Promissory Notes, which shall be paid in full by the Servicer at or prior to the Closing, neither the Company nor any Company Subsidiary shall pay, repurchase, discharge or satisfy any of its claims, liabilities or obligations (absolute, accrued, asserted or unasserted, contingent or otherwise), other than the payment, discharge or satisfaction in the ordinary course of business and consistent with past practice, of claims, liabilities or obligations reflected or reserved against in, or contemplated by, the Financial Statements or incurred since the Balance Sheet date in the ordinary course of business;

(o) neither the Company nor any of the Company Subsidiaries shall adopt a plan of complete or partial liquidation, dissolution, merger, consolidation, restructuring, recapitalization or other reorganization of the Company or any Company Subsidiary;

(p) neither the Company nor any Company Subsidiary shall (i) change any of the accounting methods used by it unless required by GAAP or (ii) make any election relating to Taxes, change any election relating to Taxes already made, adopt any accounting method relating to Taxes, change any accounting method relating to Taxes unless required by GAAP, enter into any closing agreement relating to Taxes, settle any claim or assessment relating to Taxes or consent to any claim or assessment relating to Taxes or any waiver of the statute of limitations for any such claim or assessment;

(q) neither the Company nor any of the Company Subsidiaries shall take, or agree to or commit to take, any action that would or is reasonably likely to result in any of the conditions to the Closing set forth in Article IX not being satisfied, or would make any representation or warranty of the Company contained herein inaccurate in any material respect at, or as of any time prior to, the Closing Date, or that would materially impair the ability of the Company, Optionee or the Optionors to consummate the Closing in accordance with the terms hereof or materially delay such consummation; and

(r) neither the Company nor any of the Company Subsidiaries shall enter into any agreement, contract, commitment or arrangement to do any of the foregoing, or authorize, recommend, propose or announce an intention to do, any of the foregoing.

Section 7.2 Access; Confidentiality. (a) Between the date of this Agreement and the Closing, the Company shall (i) afford Optionee and its authorized representatives full and complete access during normal working hours to all books, records, offices and other facilities of the Company and each Company Subsidiary, including employees, (ii) permit Optionee to make such inspections and to make copies of such books and records as it may reasonably require and (iii) furnish Optionee with such financial and operating data and other information as Optionee may from time to time reasonably request. Optionee and its authorized representatives shall conduct all such inspections in a manner that will minimize disruptions to the business and operations of the Company and the Company Subsidiaries.

(b) Optionee and its authorized representatives (including its designated engineers or consultants) may at any time during normal business hours, upon reasonable advance notice, enter into and upon all or any portion of the Company’s or any Company Subsidiary’s properties (including all Real Property and all real estate which is the subject of a Lease) in order to investigate and assess, as Optionee deems necessary or appropriate in its sole and absolute discretion, the environmental condition of such properties or the business conducted thereat. The Company shall, and shall cause the Company Subsidiaries to, cooperate with Optionee and its authorized representatives in conducting such investigation, shall allow Optionee and its authorized representatives full access during normal business hours, upon reasonable advance notice, to their properties and businesses, together with full permission to conduct such investigation, and shall provide to Optionee and its authorized representatives all plans, soil or surface or ground water tests or reports, any environmental investigation results, reports or assessments previously or contemporaneously conducted or prepared by or on behalf of, or in the possession of or reasonably available to the Company or any Company Subsidiary or any of their engineers, consultants or agents and all other information relating to environmental matters in respect of their properties and businesses.

(c) Each party agrees that it will treat in confidence all documents, materials and other information which it shall have obtained regarding the other party during the course of the negotiations leading to the consummation of the transactions contemplated hereby (whether obtained before or after the date of this Agreement), the investigation provided for herein and the preparation of this Agreement and other related documents, and, if the transactions contemplated hereby are not consummated, each party will return to the other party all copies of nonpublic documents and materials which have been furnished in connection therewith; provided, however, that the Optionors shall not be required to return any documents or materials to the Company if the transactions contemplated hereby are not consummated. Such documents, materials and information shall not be communicated to any third Person (other than, in the case of the Optionee, the Company and the Optionors, their respective counsel, accountants, financial advisors or lenders). No party shall use any confidential information in any manner whatsoever except solely for the purpose of evaluating the proposed purchase and sale of the Option Shares and consummating the Transactions; provided, however, that after the Closing, Optionee may use or disclose any confidential information reasonably related to the business of the Company or the Company Subsidiaries. The obligation of each party to treat such documents, materials and other information in confidence shall not apply to any information which (i) is or becomes available to such party from a source other than the other party not in breach of an obligation of confidentiality, (ii) is or becomes available to the public other than as a result of disclosure by such party or its agents, or (iii) is required to be disclosed under applicable law or judicial process, but only to the extent it must be disclosed.

Section 7.3 Efforts and Actions to Cause Closing to Occur. (a) Following the Exercise Date and until the Closing, upon the terms and subject to the conditions of this Agreement, Optionee and the Company shall use their respective commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other party hereto in order to do, all things necessary, proper or advisable (subject to any applicable laws) to consummate the Closing and the other Transactions as promptly as practicable including, but not limited to, the preparation and filing of all forms, registrations and notices required to be filed to consummate the Closing and the other Transactions and the taking of such actions as are necessary to obtain any requisite approvals, authorizations, consents, orders, licenses, permits, qualifications, exemptions or waivers by any third party or Governmental Entity. In addition, no party hereto shall take any action after the Exercise Date that could reasonably be expected to materially delay the obtaining of, or result in not obtaining, any permission, approval or consent from any Governmental Entity or other Person required to be obtained prior to Closing. Following the Exercise Date and until the Closing, each Optionor shall use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done and cooperate with each other party hereto in order to do, all things necessary, proper or advisable (subject to any applicable laws) within such Optionor’s control to cause the satisfaction of the conditions to Closing (solely with respect to such Optionor) set forth in Sections 9.1(b), 9.2(c), 9.2(e), 9.2(g) and 9.2(h).

(b) Following the Exercise Date and until the Closing, each party shall promptly consult with the other parties hereto with respect to, provide any necessary information with respect to, and provide the other parties (or their respective counsel) with copies of, all filings made by such party with any Governmental Entity or any other information supplied by such party to a Governmental Entity in connection with this Agreement and the Transactions. Each party hereto shall promptly provide the other parties with copies of any communication received by such party from any Governmental Entity regarding any of the Transactions. If any party hereto or Affiliate thereof receives a request for additional information or documentary material from any such Governmental Entity with respect to any of the Transactions, then such party shall endeavor in good faith to make, or cause to be made, as soon as reasonably practicable and after consultation with the other parties, an appropriate response in compliance with such request. To the extent that transfers, amendments or modifications of permits (including environmental permits) are required as a result of the execution of this Agreement or consummation of any of the Transactions, the Company shall use its commercially reasonable efforts to effect such transfers, amendments or modifications.

(c) The Company shall use its commercially reasonable efforts to obtain, prior to the Closing, (i) the unconditional consent to the Closing and the other Transactions of each lender to whom the Company or any Company Subsidiary owes in excess of $250,000 as of the Closing Date; (ii) the unconditional consent to the Closing and the other Transactions of each Person holding a mortgage or lien on real property or material personal property owned or leased by the Company or any Company Subsidiary; (iii) the unconditional consent to the Closing and the other Transactions of each lessor of real or material personal property leased by the Company; (iv) the unconditional consent to the Closing and the other Transactions of the issuer of each material insurance policy referred to in the Disclosure Schedule (other than the policies set forth on Schedule 5.27 of the Disclosure Schedules which terminate at the Closing as a result of the sale of the Option Shares to the Optionee) and (v) the unconditional consent to the Closing and the other Transactions of each other party to each material contract with the Company or any Company Subsidiary, in each case if required by the terms of such loan, mortgage, lease, insurance policy or contract, but only if and to the extent that the failure to obtain such consent would adversely affect the Company or any Company Subsidiary or the ability of the Company to consummate the Transactions. All such consents shall be in writing and executed counterparts thereof shall be delivered to Optionee at or prior to the Closing.

(d) In addition to and without limiting the agreements of the parties contained above, the Company, Optionee and the Optionors shall, following the Exercise Date:

(i) take promptly all actions necessary to make the filings required of them or any of their Affiliates under the HSR Act;

(ii) comply at the earliest practicable date with any request for additional information or documentary material received by the Company, Optionee, the Optionors or any of their Affiliates from the FTC or the DOJ pursuant to the HSR Act or from any state Attorney General or other Governmental Entity in connection with antitrust matters;

(iii) cooperate with each other in connection with any filing under the HSR Act and in connection with resolving any investigation or other inquiry concerning the Transactions commenced by the FTC, DOJ, any state Attorney General or any other Governmental Entity;

(iv) use all reasonable commercial efforts to resolve such objections, if any, as may be asserted with respect to the Transactions under any antitrust law; and

(v) advise the other parties promptly of any material communication received by such party from the FTC, DOJ, any state Attorney General or any other Governmental Entity regarding any of the Transactions, and of any understandings, undertakings or agreements (oral or written) such party proposes to make or enter into with the FTC, DOJ, any state Attorney General or any other Governmental Entity in connection with the Transactions.

Concurrently with the filing of notifications under the HSR Act or as soon thereafter as practicable, the Optionors and Optionee shall each request early termination of the HSR Act waiting period.

(e) Notwithstanding the foregoing or any other covenant herein contained, nothing in this Agreement shall be deemed to require any party hereto (i) to divest or hold separate any assets or agree to limit its future activities, method or place of doing business, (ii) to commence any litigation against any entity in order to facilitate the consummation of any of the Transactions or (iii) to defend against any litigation brought by any Governmental Entity seeking to prevent the consummation of, or impose limitations on, any of the Transactions.

(f) The Company and each Company Subsidiary shall take all action reasonably requested by Optionee, including the preparation for delivery at the Closing of all notes, financing documents, mortgages, loan agreements, pledges, filing statements contemplated by the Uniform Commercial Code and officer’s certificates as Optionee may request for the purpose of consummating Optionee’s financing of the Transactions.

Section 7.4 Notification of Certain Matters. (a) From time to time prior to the earlier of Closing or the termination of this Agreement, the Company shall supplement or amend the Disclosure Schedule with respect to any matter, whether existing as of the date hereof or arising thereafter, that was, or would have been, required to be set forth or described in the Disclosure Schedule. Each supplement to or amendment of the Disclosure Schedule (a “Disclosure Schedule Supplement”) made after the execution hereof shall be effective and shall be deemed to modify the representations and warranties made pursuant to this Agreement, from and after the delivery to Optionees of such Disclosure Schedule Supplement. The Company and Optionee shall give notice to the other promptly (with a copy to each Optionor) after becoming aware of (i) the occurrence or non occurrence of any event whose occurrence or non occurrence would be likely to cause either (A) any representation or warranty set forth in this Agreement that is qualified as to materiality to be untrue or incorrect in any respect at any time from the date hereof to the Closing Date or any representation or warranty that is not so qualified to be untrue or incorrect in any material respect at any time from the date hereof to the Closing Date or (B) any condition set forth in Article IX to be unsatisfied at any time from the date hereof to the

Closing Date and (ii) any failure to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with hereunder; provided, however, that (x) the delivery of any notice pursuant to this section shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice and (y) the failure to give such notice shall not be required from and after the time the party to whom such notice is to be given has actual knowledge of the information required to be included in such notice.

(b) The Company shall deliver to Optionee (with a copy to each Optionor) copies of (i) all audit reports, letter rulings, technical advice memoranda and similar documents issued by a Governmental Entity relating to the United States federal, state, local or foreign Taxes due from or with respect to the Company or any Company Subsidiary, (ii) any closing agreements entered into by the Company or any Company Subsidiary with any taxing authority, which come into the possession of the Company after the date hereof, (iii) any letter of revocation of a Company Permit, (iv) any complaints of material litigation filed by or against the Company or any Company Subsidiary, and (v) any agreements to terminate any Material Contracts.

Section 7.5 No Solicitation of Competing Transaction.

(a) Neither the Optionors, the Company nor any Company Subsidiary shall (and each of the Optionors, the Company and the Company Subsidiaries shall instruct its respective officers, directors, employees, representatives and agents, including investment bankers, attorneys and accountants, not to), directly or indirectly, encourage, solicit, initiate or participate in discussions or negotiations with, or provide any information to, any Person or group (other than Optionee, any of its Affiliates or representatives) concerning any Acquisition Proposal. None of the Optionors, the Company or any Company Subsidiary shall enter into any agreement with respect to any Acquisition Proposal. Upon execution of this Agreement, the Optionors and the Company shall immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any of the foregoing, and the Optionors and the Company shall request (or if any of them has the contractual right to do so, demand) the return of all confidential documents, analyses, financial statements, projections, descriptions and other data previously furnished to others in connection with the Optionors’ efforts to sell the Company. The Company or the Optionors shall immediately notify Optionee of the existence of any proposal or inquiry received by the Company, and the Company shall immediately communicate to Optionee the terms of any proposal or inquiry which it may receive (and shall immediately provide to Optionee copies of any written materials received by the Company in connection with such proposal, discussion, negotiation or inquiry) and the identity of the party making such proposal or inquiry.

(b) Neither the Company Board of Directors nor any committee thereof shall (i) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Optionee, the approval by such Company Board of Directors or any such committee of this Agreement, (ii) approve or recommend or propose to approve or recommend, any Acquisition Proposal or (iii) authorize the Company to enter into any agreement with respect to any Acquisition Proposal.

Section 7.6 Transfer of Optionors’ Shares. The Company hereby waives any and all rights the Company may have under all agreements between the Company and one or more of the Optionors or otherwise to object to the transfer to Optionee of the Option Shares and hereby covenants not to consent, where it has the discretion to do so, to the transfer of any Option Shares to any Person other than Optionee.

Section 7.7 Waiver Pursuant to and Termination of Shareholders Agreement. Each of the Optionors and the Company hereby waives any restrictions on transfer, rights of first refusal, tag along rights and bring along rights that it may have pursuant to Sections 3, 4 and 5 of the Shareholders Agreement and Sections 2, 3 and 4 of the Ozanne Agreement in respect of the sale of the Option Shares to Optionee in accordance with the terms of this Agreement; provided, however, that such waiver shall not affect any Optionor’s rights under this Agreement. Each of the Optionors and the Company hereby agree that, in the event the Closing occurs, the Shareholders Agreement, the Ozanne Agreement and the Registration Rights Agreement shall terminate immediately upon Closing and be of no further force and effect without any liability to any Optionor or the Company.

Section 7.8 Subsequent Actions. If at any time after the Closing Optionee will consider or be advised that any deeds, bills of sale, instruments of conveyance, assignments, assurances or any other actions or things are necessary or desirable (i) to vest, perfect or confirm ownership (of record or otherwise) in Optionee, its right, title or interest in, to or under any or all of the Option Shares, (ii) to vest, perfect or confirm ownership (of record or otherwise) in the Company and each Company Subsidiary, any of its rights, properties or assets or (iii) otherwise to carryout this Agreement, the Optionors and the Company shall execute and deliver all deeds, bills of sale, instruments of conveyance, powers of attorney, assignments and assurances and take and do all such other actions and things as may be reasonably requested by Optionee and at the expense of Optionee in order to vest, perfect or confirm any and all right, title and interest in, to and under such rights, properties or assets in Optionee or the Company or any Company Subsidiary.

Section 7.9 FIRPTA Certificates. Each Optionor shall deliver to the Optionee at or prior to the Closing a certificate, in form and substance reasonably satisfactory to the Optionee and consistent with Treasury Regulation Section 1.1445-2, certifying that it is not a foreign person.

Section 7.10 Limitation on Certain Actions. Prior to the Closing, the Optionee shall not take any action, or request that the Company or any Company Subsidiary take any action, that, alone or in combination with another event, could (i) entitle any current or former employee, director or officer of the Company or any Company Subsidiary to severance pay, unemployment compensation or any other payment or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due any such employee, director or officer.

ARTICLE VIII

TAX MATTERS

Section 8.1 Transfer Taxes. All Transfer Taxes and related amounts incurred in connection with the transactions contemplated herein will be split equally among Optionors on the one hand and Optionee on the other. The Optionors and the Optionee will cooperate to timely prepare any Tax Returns or other filings relating to such Transfer Taxes, including any claim for exemption or exclusion from the application or imposition of any Transfer Taxes. Unless otherwise required by applicable law, the Optionors will file all Tax Returns or other filings with respect to Transfer Taxes, the Optionee will pay to Optionors, not later than five (5) Business Days before the due date for payment of such Transfer Taxes, an amount equal to 50% of the Transfer Taxes shown on such return or other filing, and promptly following the filing thereof, the Optionors will furnish to the Optionee a copy of such return or other filing and a copy of a receipt showing payment of any such Transfer Tax. With respect to any such returns or filings required to be filed by the Optionee, the Optionors will pay to the Optionee, not later than five (5) Business Days before the due date for payment of such Transfer Taxes, an amount equal to 50% of the Transfer Taxes shown on such return or other filing, and the Optionee will furnish to the Optionors a copy of such return or other filing and a copy of a receipt showing payment of any Transfer Tax.

Section 8.2 Tax Return Filings. At the Optionors’ expense, the Optionee shall, or shall cause the Company and each Company Subsidiary to, timely prepare and file with the relevant Taxing Authorities all Tax Returns of the Company and each Company Subsidiary covering a Pre-Closing Tax Period or a Straddle Period the due date for filing of which, determined taking into account extensions, is after the Closing Date; provided that the Optionee shall furnish the Optionors with a copy of such Tax Returns not later than thirty (30) days before such Tax Returns are due, and no such Tax Returns shall be filed with any Taxing Authority without the Optionors’ written consent, which consent shall not be unreasonably withheld. The Optionors shall, or shall cause the Company and each Company Subsidiary to, timely prepare and file with the relevant Taxing Authorities all Tax Returns for any taxable periods of the Company, any of each Company Subsidiary, or for each Company Group with respect to which the Company or any Company Subsidiary is the parent, the due date for filing of which, determined taking into account extensions, is on or before the Closing Date. Any Tax Returns described in this Section 8.2 shall be prepared on a basis consistent with applicable law and the past practices of the Company and each Company Subsidiary and in a manner that does not distort taxable income (e.g., by deferring income or accelerating deductions). All Tax Returns for a taxable period including the Closing Date shall be filed on the basis that the relevant taxable period ended as of the close of business on the Closing Date, unless the relevant Taxing Authority will not accept such a Tax Return. Further, the Optionee, the Company and/or each Company Subsidiary shall not enter into any transaction on the Closing Date (i) not contemplated by this Agreement, and (ii) outside the ordinary course of business which may result in the Company or any Company Subsidiary paying additional Taxes. Promptly following the filing of any Pre-Closing Tax Period Tax Return or a Straddle Period Tax Return that the Optionee is responsible for preparing pursuant to this Section 8.2, the Optionee shall provide to the Optionors a schedule detailing the reasonable out-of-pocket costs paid to third parties in the preparation of such Tax Returns (the “Tax Return Cost Schedule”). The Optionors shall reimburse Optionee, not later than thirty (30)

days after receipt of any Tax Return Cost Schedule (i) the full amount reflected thereon in respect of any Pre-Closing Tax Period Tax Return, and (ii) in the case of any Straddle Period Tax Return, the amount reflected on such Tax Return Cost Schedule multiplied by a fraction, the numerator of which is the amount of Tax reflected on the related Straddle Period Tax Return for which the Optionors are liable, and the denominator of which is the total amount of Tax shown as due on such Straddle Period Tax Return.

Section 8.3 Tax Indemnification.

(a) Optionors Indemnification. From and after the Closing, notwithstanding any disclosures set forth in the Disclosure Schedule, the Optionors, severally in proportion with such Optionor’s Percentage Interest, and not jointly, shall be liable for, and shall indemnify all Optionee Indemnified Persons against and hold them harmless from (i) all liability for Taxes of the Company, each Company Subsidiary and each Company Group with respect to any Pre-Closing Tax Period, (ii) all liability (as a result of Treasury Regulation § 1.1502-6(a) or otherwise) for Taxes of the Optionors or any other corporation which is or has ever been affiliated with the Optionors (other than the Company or any Company Subsidiary) or with whom the Company or any Company Subsidiary otherwise joins, has ever joined, or is or has ever been required to join, in filing any consolidated, combined or unitary Tax Return prior to the Closing Date, (iii) all liability for Taxes of the Company, any Company Subsidiary or any Company Group arising (directly or indirectly) as a result of the sale of the Option Shares, (iv) any Loss resulting from any breach of representation or warranty contained in Section 5.19, and (v) all liability for reasonable legal fees and expenses attributable to any item in the foregoing clauses, provided, however, that all Losses, including legal fees and expenses, relating to Specified Tax Matters shall not be considered Losses for which indemnification is provided pursuant to this Section 8.3(a) and indemnification for Specified Tax Matters shall instead be provided under Section 8.3(b). Notwithstanding the above, Optionors’ liability and indemnification obligation with respect to Taxes pursuant to this Section 8.3(a) shall be reduced by the amount reflected as a liability or in the reserve for Taxes on the Closing Balance Sheet (other than the Specified Tax Reserves) and, in addition, by the amount of any estimated Taxes paid by or on behalf of any Company, Company Subsidiary or Company Group; provided, however, that all Losses for Specified Tax Matters for which indemnification is provided pursuant to Section 8.3(b), below, shall not be reduced by the amount reflected as a liability or in the reserve for Taxes on the Closing Balance Sheet.

(b) From and after the Closing Date, notwithstanding any disclosures set forth in the Disclosure Schedule, the Optionors, severally in proportion with such Optionor’s Percentage Interest, and not jointly, shall be liable for and shall indemnify all Optionee Indemnified Persons in the manner set forth in Sections 8.3(b)(iii) and (iv) against all liability for Taxes of the Company, any Company Subsidiary, or any Company Group arising as a result of:

(i) a successful Internal Revenue Service challenge of the Company’s characterization of its $5,000,000 tax loss for the 2003 Tax year as a result of sale of shares of capital stock of Truman as an ordinary loss, requiring such loss to be treated as a capital loss, and

(ii) a successful Internal Revenue Service challenge of the Company’s amortization treatment of purchased mortgage servicing rights, requiring the purchased mortgage servicing rights to be amortized over a longer period.

(iii) The Optionee shall be indemnified for the full amount of any disallowed ordinary loss in the event of the occurrence of the Specified Tax Matter described in Section 8.3(b)(i); provided, however, that the Optionee shall subsequently reimburse the Optionors for such indemnification payment if, and then only to the extent, after taking all other available capital losses into account, the Company, any Company Subsidiary, any Company Group or the Optionee has filed a Tax Return on which it has offset capital gain by part or all of the capital loss from the sale of the shares of capital stock of Truman.

(iv) The amount for which the Optionee shall be indemnified with respect to the Specified Tax Matter described in Section 8.3(b)(ii) shall be equal to (A) the amount of Taxes payable to the Internal Revenue Service with respect to the Specified Tax Matter, reduced by (B) an amount equal to the present value of the expected tax benefits (determined using a 5% discount rate) arising solely from an increase in the amount of amortization of purchase mortgage servicing rights taken into account after the Closing Date with respect to the Specified Tax Matter, which expected tax benefit shall not, however, include any amount of amortization that could not be used to offset income as a result of a limitation imposed under Section 382 of the Code and shall be determined by assuming a 35% effective Tax rate.

(c) Notwithstanding any disclosures set forth in the Disclosure Schedule, Optionee shall be liable for and shall indemnify the Optionors from and against, and agrees to promptly pay the Optionors, all Tax Losses incurred as a result of a claim, notice of deficiency, or assessment by, or any obligation owing to, any taxing authority for any Taxes of the Company, any Company Subsidiary or any Company Group with respect to any Post-Closing Tax Period.

(d) Straddle Periods. In the case of any Straddle Period:

(i) Property Taxes of the Company and each Company Subsidiary for the Pre-Closing Tax Period shall equal the Property Taxes for such Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Closing Tax Period and the denominator of which is the number of days in the Straddle Period; and

(ii) the Taxes of the Company and each Company Subsidiary (other than Property Taxes) for the Pre-Closing Tax Period shall be computed by assuming that the portion of the Straddle Period ending on the Closing Date constitutes a separate taxable period and by taking into account the actual taxable events occurring during such period (except that exemptions, allowances and deductions for a Straddle Period that are calculated on an annual or periodic basis, such as the deduction for depreciation, shall be apportioned ratably on a per diem basis).

(e) The indemnity obligation under this Section 8.3 in respect of Taxes for a Straddle Period shall initially be satisfied by its payment to the Optionee, or at the Optionee’s direction, to the Company, of the excess of (i) such Taxes for the Pre-Closing Tax Period, over (ii) the amount of such Taxes paid by the Company or any Company Subsidiary on or prior to the Closing Date (including any estimated Taxes) and any amount reflected as a liability or in the reserve for Taxes on the Closing Balance Sheet (other than the Specified Tax Reserve). At least thirty (30) days prior to the due date (including extensions) of such Tax Return, Optionee shall deliver to Optionors a copy of such Tax Return which will permit Optionors to review and substantiate the accuracy of such Tax Return. If the aggregate amount of Tax so determined to be attributable to the Pre-Closing Tax Period is in excess of the amount of such Taxes paid by the Company or any Company Subsidiary on or prior to the Closing Date (including any estimated Taxes) and any amount reflected as a liability or in the reserve for Taxes on the Closing Balance Sheet (other than the Specified Tax Reserve), Optionors shall pay such excess to Optionee no later than 5 days prior to the date of such Tax Return. If the amount of such Taxes attributable to the Pre-Closing Tax Period is less than the amount of such Taxes paid by the Company or any Company Subsidiary on or prior to the Closing Date (including any estimated Taxes) and any amount reflected as a liability or in the reserve for Taxes on the Closing Balance Sheet (other than the Specified Tax Reserve), Optionees shall pay to the Optionors the amount of such excess not less than 5 days prior to the due date of such Tax Return. The payments to be made pursuant to this Section 8.3(e) with respect to a Straddle Period shall be appropriately adjusted to reflect any Final Determination with respect to Straddle Period Taxes.

(f) Any indemnity payment to be made under this Section 8.3, other than an indemnity payment described in the immediately preceding paragraph, 8.3(e), shall be paid within 10 days after the indemnified party makes written demand upon the indemnifying party, but in no case earlier than 5 Business Days prior to the date on which the relevant Taxes are required to be paid to the relevant Taxing Authority (including as estimated Tax payments).

(g) Any indemnification obligation under this Article VIII shall remain in full force for the applicable statute of limitations, taking into account any extensions, plus thirty (30) days.

Section 8.4 Cooperation. The Optionors, the Company and the Optionee shall reasonably cooperate, and shall cause their respective Affiliates, officers, employees, agents, auditors and representatives reasonably to cooperate, in preparing and filing all Tax Returns, including maintaining and making available to each other all records necessary in connection with Taxes, and in resolving all disputes and audits with respect to all taxable periods relating to Taxes, including all Tax Claims.

Section 8.5 Refunds and Credits. Any refund or credit of Taxes of the Company or any Company Subsidiary for any taxable period ending on or before the Closing Date shall be for the account of the Optionors. Notwithstanding the foregoing, however, any such refund or credit shall be for the account of the Optionee to the extent that such refunds or credits are attributable (determined on a marginal basis) to the carryback from a Post-Closing Tax Period (or the portion of a Straddle Period that begins on the date after the Closing Date) of items of loss, deductions or other Tax items of the Company or any Company Subsidiary (or any of their respective

Affiliates, including the Optionee). Any refund or credit of Taxes of the Company or any Company Subsidiary for any Post-Closing Tax Period shall be for the account of the Optionee; provided, however, any such refund or credit shall be for the account of the Optionors to the extent that such refunds or credits are attributable (determined on a marginal basis) to the carryforward from a Pre-Closing Tax Period (or the portion of a Straddle Period that ends on the Closing Date) of items of loss, deductions or other Tax items of the Company or any Company Subsidiary (or any of their respective Affiliates, including the Optionee). Any refund or credit of Taxes of the Company or any Company Subsidiary for any Straddle Period shall be equitably apportioned between the Optionors and the Optionee. Each party shall, or shall cause its Affiliates to, forward to any other party entitled under this Section 8.5 to any refund or credit of Taxes any such refund within 10 days after such refund is received or reimburse such other party for any such credit within 10 days after the credit is allowed or applied against other Tax liability; provided, however, that any such amounts shall be net of any Tax Cost or Tax Benefit to the payor party attributable to the receipt of such refund and/or the payment of such amounts to the payee party. The parties shall treat any payments under this section as an adjustment to the Exercise Price, unless, and then only to the extent, otherwise required by a Final Determination. The control of the prosecution of a claim for refund of Taxes paid pursuant to a deficiency assessed subsequent to the Closing Date as a result of an audit shall be governed by the provisions of Section 8.7.

Section 8.6 Calculation of Losses. The amount of any Loss for which indemnification is provided under this Article VIII shall be net of any amounts recoverable by the indemnified party under insurance policies with respect to such Loss and shall be (i) increased to take account of any net Tax Cost to the indemnified party arising from the receipt of indemnity payments hereunder (grossed up for such increase) and (ii) reduced to take account of any net Tax Benefit realized by the indemnified party arising from the incurrence or payment of any such Loss. Any indemnity payment under this Agreement shall be treated as an adjustment to the Exercise Price for Tax purposes, unless, and then only to the extent, otherwise required by a Final Determination.

Section 8.7 Procedures Relating to Indemnification of Tax Claims.

(a) Notice. If a claim shall be made by any Taxing Authority, which, if successful, might result in an indemnity payment to any Optionee Indemnified Person pursuant to Section 8.3, the Optionee shall promptly notify the Optionors in writing of such claim (a “Tax Claim”). Failure to give notice of a Tax Claim to the Optionors within a sufficient period of time and in reasonably sufficient detail to allow the Optionors to effectively contest such Tax Claim shall affect the liability of the Optionors to any Optionee Indemnified Person only to the extent that the Optionors’ position is actually and materially prejudiced as a result thereof.

(b) Control of Proceedings. The Optionors shall, at the Optionors’ expense, control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company or any Company Subsidiary for a Pre-Closing Tax Period, and may make all decisions in connection with such Tax Claim, provided, however, that the Optionors shall not settle any such Tax Claim without prior written consent of the Optionee, which consent shall not be unreasonably withheld, if such settlement would increase the Tax liability of the Company and/or Optionee for any Post-Closing Period. The Optionors and the Optionee shall jointly control all proceedings taken in connection with any Tax Claim relating solely to Taxes of the Company or any Company Subsidiary for a Straddle Period, and neither party shall settle any such Tax Claim without the written consent of the other party. The Optionee shall control all proceedings with respect to all other Tax Claims.

Section 8.8 Tax Sharing Agreements. The Optionors shall cause any and all Tax sharing agreements between (i) the Optionors or any of their Affiliates (other than the Company and any Company Subsidiary) and (ii) the Company or any Company Subsidiary, to be terminated on or before the Closing Date. After the Closing Date, no party shall have any rights or obligations under any such Tax sharing agreements.

Section 8.9 Miscellaneous. All indemnity obligations payable under this Article VIII by or to Optionors shall be in accordance with each Optionor’s Percentage Interest.

ARTICLE IX

CONDITIONS

Section 9.1 Conditions to Each Party’s Obligation to Effect the Closing. The respective obligation of each party to effect the Closing shall be subject to the satisfaction at or prior to the Closing Date of each of the following conditions:

(a) Statutes; Court Orders. No statute, rule or regulation shall have been enacted or promulgated by any Governmental Entity which prohibits the consummation of the Closing; and there shall be no order or injunction of a court of competent jurisdiction in effect precluding consummation of the Closing.

(b) HSR Approval. The applicable waiting period under the HSR Act shall have expired or been terminated.

(c) Contingent Payment Agreement. The Contingent Payment Agreement shall have been executed by each other party thereto and shall be in full force and effect.

Section 9.2 Conditions to Obligations of Optionee to Effect the Closing. The obligations of Optionee to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Government Action. There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity:

(i) seeking to prohibit or impose any limitations on Optionee’s ownership or operation (or that of any of its Subsidiaries or Affiliates) of all or a portion of their or the Company’s businesses or assets, or to compel Optionee or the Company or any of their respective Subsidiaries or Affiliates to dispose of or hold separate any portion of the business or assets of the Company or Optionee or any of their respective Subsidiaries or Affiliates;

(ii) seeking to restrain or prohibit the consummation of the Closing or the performance of any of the other Transactions, or seeking to obtain from the Company or Optionee any damages in connection with the performance of this Agreement or the other Transactions;

(iii) seeking to impose limitations on the ability of Optionee, or rendering Optionee unable, to accept for payment or pay for or purchase some or all of the Option Shares or consummate the Closing;

(iv) seeking to impose limitations on the ability of Optionee effectively to exercise full rights of ownership of the Option Shares, including the right to vote the Option Shares; or

(v) which otherwise is reasonably likely to have a material adverse effect on the prospects, consolidated financial condition, businesses or results of operations of the Company and the Company Subsidiaries, considered as a whole;

or there shall be any statute, rule, regulation, judgment, order or injunction enacted, entered, enforced, promulgated or deemed applicable to the Transactions, or any other action shall be taken by any Governmental Entity, other than the application to the Transactions of applicable waiting periods under the HSR Act, that is reasonably likely to result, directly or indirectly, in any of the consequences referred to in clauses (i) through (v) above.

(b) Certificate of Company’s Officers. The Company shall have delivered to Optionee at the Closing a certificate signed by the chief executive officer of the Company and by the chief financial officer of the Company, dated the Closing Date, in form and substance reasonably satisfactory to Optionee, to the effect that, as of the Closing Date, (w) all of the representations and warranties of the Company set forth in this Agreement that are qualified as to materiality are true and correct, (x) all such representations and warranties that are not so qualified are true and correct in all material respects, (y) there has not occurred any Material Adverse Change since the date hereof and (z) the Company has performed all material obligations required under this Agreement to be performed by it, at or prior to the Closing.

(c) Certificates of Optionors’ Officers. Each Optionor shall have delivered to Optionee at the Closing a certificate signed by an officer of such Optionor involved with such Optionor’s investment in the Company, dated the Closing Date, in form and substance reasonably satisfactory to Optionee, to the effect that, as of the Closing Date, (x) all of the representations and warranties of such Optionor set forth in this Agreement that are qualified as to materiality are true and correct, (y) all such representations and warranties that are not so qualified are true and correct in all material respects and (z) such Optionor has performed all material obligations required under this Agreement to be performed by it.

(d) Consents Obtained. All material consents of any Person necessary to the consummation of the Closing and the other Transactions, including consents from parties to loans, contracts, leases or other agreements and consents from Governmental Entities, including, without limitation, all consents related to the transfer of all state, federal or foreign licenses and/or confirmation that such licenses have been transferred or reapplications approved, whether federal, state or local shall have been obtained, and a copy of each such consent shall have been provided to Optionee at or prior to the Closing.

(e) Resignation of Directors and Officers. Such members of the boards of directors and such officers of the Company and the Company Subsidiaries as are designated in a written notice delivered at least two (2) Business Days prior to the Closing by Optionee to the Company shall have tendered, effective at the Closing, their resignations as such directors and officers or shall have been removed.

(f) Material Adverse Change. There shall not have occurred any Material Adverse Change.

(g) Representations and Warranties. All of the representations and warranties of the Optionors and the Company set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the Closing Date.

(h) No Optionor Breach. No Optionor shall have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by such Optionor under this Agreement.

(i) No Company Breach. The Company shall not have failed to perform in any material respect any obligation or to comply in any material respect with any agreement or covenant to be performed or complied with by it under this Agreement.

(j) Acquisition of Common Stock and Termination of Company Options. The Company shall have consummated the acquisition of all outstanding shares of Common Stock not owned by an Optionor. There shall not be outstanding any Company Option that does not terminate upon the Closing.

(k) Certain Payments. The Company shall have made the payment to the Chief Executive Officer of the Company that is required under his employment agreement and is due and payable at Closing.

(l) Fee Matrix. The Company shall have delivered to Optionee at the Closing a copy of the Fee Matrix of the Servicer as it exists as of the Closing (the “Fee Matrix”). The Fee Matrix shall not reflect any increase in any fee set forth in the Signing Date Fee Matrix, unless the Optionee has consented to such increase.

The foregoing conditions are for the sole benefit of Optionee, may be waived by Optionee, in whole or in part, at any time and from time to time in the sole discretion of Optionee. The failure by Optionee at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

Section 9.3 Conditions to Obligations of Optionors to Effect the Closing. The obligations of the Optionors to consummate the Closing shall be subject to the satisfaction on or prior to the Closing Date of each of the following conditions:

(a) Government Action. There shall not be threatened or pending any suit, action or proceeding by any Governmental Entity seeking to restrain or prohibit the consummation of the Closing or the performance of any of the Transactions, or seeking to obtain from the Company or Optionee any damages that are material in relation to the Company or the Company Subsidiaries.

(b) Representations and Warranties. All of the representations and warranties of Optionee set forth in this Agreement that are qualified as to materiality shall be true and correct in all respects and each such representation or warranty that is not so qualified shall be true and correct in all material respects, in each case as of the date of this Agreement and as of the Closing Date.

(c) No Optionee Breach. Optionee shall not have failed to perform in any material respect any material obligation or to comply in any material respect with any agreement or covenant of Optionee to be performed or complied with by it under this Agreement.

(d) Certificate of Optionee’s Officer. Optionors and the Company shall have received from Optionee a certificate, dated the Closing Date, duly executed by an officer of Optionee to the effect of paragraphs (a) and (b) above.

(e) Satisfaction of Promissory Notes. All amounts outstanding under the Promissory Notes shall have been paid in full on or prior to the Closing Date.

(f) Purchase Agreement. MSR Seller shall have performed all of its obligations under the Purchase Agreement required to be performed by it on or prior to the Closing Date.

The foregoing conditions are for the sole benefit of the Optionors, may be waived on behalf of all Optionors by PMI and FSA, acting jointly, in whole or in part, at any time and from time to time in the sole discretion of PMI and FSA. The failure by the Optionors at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right and each such right shall be deemed an ongoing right which may be asserted at any time and from time to time.

ARTICLE X

TERMINATION

Section 10.1 Termination. The Option and this Agreement shall terminate at the Expiration Time, without the need for any party hereto to take any action, if the Option has not been properly exercised prior to the Expiration Time in accordance with Section 3.1(a). In addition, the Option and this Agreement may be terminated or abandoned at any time prior to the Closing Date:

(a) By the mutual written consent of Optionee, PMI and FSA;

(b) By either PMI or FSA if Optionee shall have breached in any material respect any of its representations, warranties, covenants or other agreements contained in this Agreement, which breach cannot be or has not been cured within 30 days after the giving of written notice by either PMI or FSA to Optionee and each other party hereto specifying such breach; or

(c) By Optionee if any Optionor or the Company shall have breached any representation, warranty, covenant or other agreement contained in this Agreement which would give rise to the failure of a condition set forth in Article IX which breach cannot be or has not been cured within 30 days after giving written notice by Optionee to all Optionors specifying such breach.

(d) By PMI and FSA, acting jointly, at any time after the first Business Day immediately following November 30, 2005 if the Closing has not occurred on or before such first Business Day and by either PMI or FSA at any time after the first Business Day immediately following December 31, 2005 if the Closing has not occurred on or before such first Business Day.

(e) By Optionee at any time after the first Business Day immediately following November 30, 2005 if the Closing has not occurred on or before such first Business Day.

Section 10.2 Effect of Termination. In the event of the termination or abandonment of the Option or this Agreement by any party hereto pursuant to the terms of this Agreement, written notice thereof shall forthwith be given to the other party or parties specifying the provision hereof pursuant to which such termination or abandonment is made, and there shall be no liability or obligation thereafter on the part of Optionee, the Optionors or the Company except (a) for breach of this Agreement prior to such termination or abandonment, (b) as set forth in Sections 12.1, 12.19 and 12.20, and (c) for breach of the confidentiality provisions of Section 7.2(c). Notwithstanding anything to the contrary contained herein, the termination or abandonment of the Option or this Agreement shall not terminate the Purchase Agreement.

ARTICLE XI

INDEMNIFICATION

Section 11.1 Survival of Representations and Warranties; Time Limitations.

(a) The representations, warranties, covenants and agreements made herein shall survive the Closing, subject to the other provisions of this Article XI.

(b) The right of any Optionee Indemnified Person to initiate any action against any Optionor for a breach of any of the covenants or agreements of the Company or any Optionor set forth herein shall terminate on December 31, 2007; except with respect to such covenants or agreements set forth in this Agreement that by their terms are required to be performed from and after such date (including, without limitation, the covenants and agreements set forth in Section 11.2(d)).

(c) The right of any Optionee Indemnified Person to initiate any action against any Optionor for a breach of any of the representations or warranties of the Optionors set forth in Article IV or any of the representations or warranties of the Company set forth in Sections 5.3 and 5.5 shall survive indefinitely.

(d) The right of any Optionee Indemnified Person to initiate any action against any Optionor for any breach of the representations or warranties of the Company set forth in Section 5.19 shall terminate thirty (30) days after the expiration of the applicable statute of limitations, taking into account any extensions.

(e) The right of any Optionee Indemnified Person to initiate any action against any Optionor for any breach of the representations or warranties of the Company set forth herein (other than the representations or warranties set forth in Sections 5.3, 5.5 and 5.19), shall terminate on December 31, 2007.

Section 11.2 Indemnification; Remedies.

(a) From and after the Closing Date, each Optionor shall, severally and not jointly, indemnify, defend and hold harmless each Optionee Indemnified Person from and against any and all Losses incurred by such Optionee Indemnified Person arising from any breach of any representation or warranty of such Optionor set forth in Article IV of this Agreement or any covenant or agreement of such Optionor set forth in this Agreement.

(b) From and after the Closing Date, each Optionor, severally in proportion with such Optionor’s Percentage Interest, and not jointly, shall indemnify, defend and hold harmless each Optionee Indemnified Person from and against any and all Losses incurred by such Optionee Indemnified Person arising from (i) any breach by the Company on the Closing Date of any representation or warranty of the Company set forth in Article V of this Agreement, (ii) any breach by the Company prior to the Closing (which has not been cured or set forth in the Disclosure Schedules prior to the Closing Date) of any covenant of the Company contained in this Agreement, (iii) notwithstanding whether any indemnity obligation exists pursuant to Sections 11.2(b)(i) or 11.2(b)(ii) and notwithstanding any disclosures set forth in the Disclosure Schedule, the facts underlying the Specified Disputes to the extent that such Losses arise from events that have occurred prior to the Closing Date or (iv) notwithstanding whether any indemnity obligation exists pursuant to Sections 11.2(b)(i) or 11.2(b)(ii) and notwithstanding any disclosures set forth in the Disclosure Schedule, indemnification by the Company or a Company Subsidiary of directors or officers thereof (other than persons that are employed by the Company or a Company Subsidiary on the Closing Date) but only to the extent that such indemnification is mandatory under the terms of (A) an enforceable written indemnification agreement entered into by the Company or a Company Subsidiary with such director or officer prior to the Closing Date, (B) the certificate of incorporation or bylaws of the Company or a Company Subsidiary as they existed on or prior to the Closing Date or (C) applicable law (the “Specified Indemnification Obligations”) and such Losses arise from a Mortgage Loan Servicing Error occurring before the Closing Date or a Regulatory Action; provided, however, that the Optionors’ liability and indemnification obligation with respect to Specified Disputes shall be reduced by any amount received by an Optionee Indemnified Person in respect of any counter claim asserted by any Optionee Indemnified Person in connection with such Specified Dispute; provided, further, that the Optionors’ liability and indemnification obligation with respect to the Specified Indemnification Obligations shall be reduced by any amount recovered pursuant to insurance policies or other contractual indemnities, which recovery each Optionee Indemnified Person agrees to pursue to the extent commercially reasonable. The right of an

Optionee Indemnified Person to initiate any action against any Optionor for indemnification relating to the Specified Indemnification Obligations shall terminate on December 31, 2007.

(c) Notwithstanding whether any indemnity obligation exists pursuant to Sections 11.2(b)(i) or 11.2(b)(ii) and notwithstanding any disclosures set forth in the Disclosure Schedule, from and after the Closing Date, each Optionor shall, severally in proportion with such Optionor’s Percentage Interest, and not jointly, indemnify, defend and hold harmless each Optionee Indemnified Person from and against any and all Losses incurred by such Optionee Indemnified Person in respect of any Specified Real Property that arise from any Environmental Claim, to the extent arising from actions or conditions existing prior to the Closing Date; provided, however, that such liability and indemnification of the Optionors shall not apply with respect to (and the following shall not constitute Losses for purposes of this Section 11.2(c)): (i) the costs of any environmental testing, sampling or monitoring performed by or on behalf of an Optionee Indemnified Person, including the costs of any Phase I and Phase II environmental site assessments; (ii) any Losses arising from remedial or other actions to the extent such actions entail costs greater than necessary to meet the minimum standards mandated by applicable Environmental Laws; (iii) any Losses to the extent caused by or resulting from any action or omission of any Optionee Indemnified Person (provided, however, that the discovery of any environmental condition while conducting any Phase I or Phase II environmental site assessments shall not constitute an action causing or resulting in a Loss for purposes of this clause (iii)); and (iv) any Losses arising or resulting from any REO Property; provided, further, that such liability and indemnification of the Optionors shall be reduced by any amount recovered by any Optionee Indemnified Person pursuant to insurance policies, contractual indemnities, leaking tank or other governmental remediation trust funds, or cost recovery or contribution claims or from landlords, which recoveries each Optionee Indemnified Person agrees to pursue to the extent commercially reasonable. For any Optionee Indemnified Person to be eligible for indemnification under this Section 11.2(c), such person must have complied in all material respects with applicable Environmental Laws, as well as any orders or directives of any Governmental Entity, in connection with or relating to the issues for which indemnification is sought. No claim may be made against any Optionor for indemnification pursuant to this Section 11.2(c) unless the aggregate amount of Optionee’s Losses (exclusive of legal fees incurred in connection with pursuing such claim) arising from claims under this Section 11.2(c) exceed $250,000, and in such event, shall be recoverable under this Section 11.2(c) only to the extent Optionee’s Losses (exclusive of legal fees incurred in connection with pursuing such claim prior to satisfying such threshold and exclusive of any Losses in the first sentence of this Section 11.2(c) for which the Optionors are not liable) under this Section 11.2(c) exceed $250,000 in the aggregate. The portion of any Losses not subject to indemnification by the Optionors pursuant to this Section 11.2(c) shall be borne by the Optionee Indemnified Persons and shall not be subject to indemnification under any other provision of this Agreement or the Contingent Payment Agreement. The right of an Optionee Indemnified Person to initiate any action against any Optionor for indemnification under this Section 11.2(c) shall terminate on December 31, 2007.

(d) Notwithstanding whether any indemnity obligation exists pursuant to Sections 11.2(b)(i) or 11.2(b)(ii) and notwithstanding any disclosures set forth in the Disclosure Schedule, from and after December 31, 2007, each Optionor shall, severally in proportion with such Optionor’s Percentage Interest, and not jointly, indemnify, defend and hold harmless the

Servicer from and against any and all (i) Designated Litigation Expenses paid by the Servicer on or after January 1, 2006 (subject to the immediately following sentence) arising from a Specified Private Litigation Matter to the extent that such Designated Litigation Expense was not deducted from a Monthly Contingent Payment or the Final Payment Amount and (ii) Customer Accommodations paid by the Servicer on or after January 1, 2006 (subject to the immediately following sentence) to the extent that such Customer Accommodations were not deducted from a Monthly Contingent Payment or the Final Payment Amount; provided, however, that the Optionors shall not be required to make any payments under this Section 11.2(d) until either (i) the Final Payment Amount is paid in full in accordance with the Contingent Payment Agreement or (ii) the Optionee provides written notice to the Optionors that the Final Payment Amount is zero. The Servicer shall have the right to defend any Specified Private Litigation Matter through counsel of its own choosing and may enter into any settlement, compromise or discharge of a Specified Private Litigation Matter without the consent of any Optionor and may pay any Customer Accommodation without the consent of any Optionor; provided, however, that if the Servicer enters into any settlement, compromise or discharge of a Specified Private Litigation Matter without the prior written consent of PMI and FSA that results in Designated Litigation Expenses in excess of $15,000, then the aggregate amount of Designated Litigation Expenses recoverable by the Servicer from the Optionors under this Section 11.2(d) and the Contingent Payment Agreement shall equal the sum of (i) $15,000 plus (ii) two-thirds of the total Designated Litigation Expenses for such Specified Private Litigation Matter in excess of $15,000; provided, further, that if the Servicer makes or pays any Customer Accommodation without the prior written consent of PMI and FSA that results in a Customer Accommodation in excess of $10,000, then the aggregate amount of such Customer Accommodation recoverable by the Servicer from the Optionors under this Section 11.2(d) and the Contingent Payment Agreement shall equal the sum of (i) $10,000 plus (ii) two-thirds of the total Customer Accommodation for such Customer Accommodation in excess of $10,000. The portion of any Designated Litigation Expenses not subject to indemnification by the Optionors pursuant to this Section 11.2(d) as a result of the immediately preceding sentence shall be borne by the Servicer and shall not be subject to indemnification under any other provision of this Agreement or the Contingent Payment Agreement.

(e) Notwithstanding whether any indemnity obligation exists pursuant to Sections 11.2(b)(i) or 11.2(b)(ii) and notwithstanding any disclosures set forth in the Disclosure Schedule, from and after the Closing Date, each Optionor shall, severally in proportion with such Optionor’s Percentage Interest, and not jointly, indemnify the each Optionee Indemnified Person for (i) 100% of the first $500,000 of Regulatory Payments paid by the Servicer after the Closing; (ii) 60% of the next $4.5 million of Regulatory Payments paid by the Servicer after the Closing; (iii) 75% of the next $5.0 million of Regulatory Payments paid by the Servicer after the Closing; and (iv) 100% of all additional Regulatory Payments paid by the Servicer after the Closing. The portion of any Regulatory Payments not subject to indemnification by the Optionors pursuant to this Section 11.2(e) shall be borne by the Servicer and shall not be subject to indemnification under any other provision of this Agreement or the Contingent Payment Agreement and shall not count towards the satisfaction of the Indemnification Threshold. The Servicer shall have the right to defend any Regulatory Action occurring prior to the Closing Date through counsel of its own choosing and may enter into any settlement, compromise or discharge of such Regulatory Action without the consent of any Optionor, except that the Servicer shall (i) act in good faith and exercise ordinary business care and prudence in entering into any settlement, compromise or discharge of such Regulatory Action and (ii) consult in good faith with the Optionors prior to entering into any settlement, compromise or discharge of a Regulatory Action that would result in a Regulatory Payment of $250,000 or more (it being agreed that the Servicer shall have no obligation under this Section 11.2(e) to follow or adopt any recommended action made by the Optionors hereunder). The right of an Optionee Indemnified Person to initiate any action against any Optionor for indemnification under this Section 11.2(e) shall terminate on December 31, 2007.

(f) No claim may be made against any Optionor for indemnification pursuant to Sections 11.2(b)(i) or 11.2(b)(ii) unless the aggregate amount of Optionee’s Losses (exclusive of legal fees incurred in connection with pursuing such claim) arising from claims under Sections 11.2(b)(i) and 11.2(b)(ii) (together with the amount of the Optionee’s Environmental Expenditures, if any) exceed $2,500,000 (the “Indemnification Threshold”), and in such event, shall be recoverable under such sections only to the extent Optionee’s Losses (exclusive of legal fees incurred in connection with pursuing such claim prior to satisfying the Indemnification Threshold) under such sections (together with the amount of the Optionee’s Environmental Expenditures, if any) exceed $2,500,000 in the aggregate; provided, however, that solely for purposes of determining whether the Indemnification Threshold has been satisfied, the qualification of any representation, warranty or covenant by reference to the terms “material” or “Material Adverse Effect” shall be disregarded and the determination of whether any such representation, warranty or covenant contained herein (other than Section 5.9(a)) has been breached prior to satisfying the Indemnification Threshold shall be made without regard to such qualification; provided, further, that once the Indemnification Threshold has been satisfied, references to the terms “material” or “Material Adverse Effect” shall no longer be disregarded.

(g) Under no circumstances shall the Optionors’ liability under Sections 11.2(a), 11.2(b), 11.2(c), 11.2(d) and 11.2(e) exceed $25,000,000 in the aggregate, nor shall the liability of any Optionor under Sections 11.2(a), 11.2(b), 11.2(c), 11.2(d) and 11.2(e) exceed such Optionor’s proportionate share of the Losses incurred by Optionee, based on such Optionor’s Percentage Interest.

(h) Notwithstanding anything to the contrary contained herein, the Optionee agrees that the sole and exclusive remedy available to any Optionee Indemnified Person relating to (i) Losses arising from Regulatory Actions, including Regulatory Payments, shall be under Section 11.2(e) hereof, (ii) Losses arising from Private Litigation, including Designated Litigation Expenses, shall be under the Contingent Payment Agreement and Section 11.2(d) hereof, (iii) Customer Accommodations shall be under the Contingent Payment Agreement and Section 11.2(d) hereof and (iv) Advances, including Nonrecoverable Advances, and Customer Reversals (in each case as such terms are defined in the Contingent Payment Agreement) shall be under the Contingent Payment Agreement. Accordingly, no Optionee Indemnified Person shall have any rights to indemnification with respect to such matters under Sections 11.2(b)(i) or 11.2(b)(ii).

(i) No Optionor shall be liable to any Optionee Indemnified Person pursuant to Sections 8.3(a), 8.3(b) or 11.2, to the extent the conduct giving rise to the right to indemnification is attributable to or arises out of the conduct of any Optionee Indemnified Person after the Closing Date, except for purposes of Sections 11.2(b)(iv), 11.2(d) and 11.2(e)

to the extent that Mortgage Loan Servicing Errors giving rise to indemnification thereunder occur both before the Closing Date and during the 180 day period immediately after the Closing Date. Notwithstanding anything to the contrary contained herein, the Optionee agrees that the Optionors shall have no liability for, and shall not provide any indemnification with respect to, any Mortgage Loan Servicing Errors that occur solely after the Closing Date.

(j) Notwithstanding anything to the contrary contained in this Agreement or the Contingent Payment Agreement, neither the inclusion of the Signing Date Fee Matrix as an exhibit hereto nor the delivery of the Fee Matrix at Closing shall alter or limit in any way any Optionee Indemnified Person’s rights under this Article XI; provided, however, that this Section 11.2(j) shall not in any way limit or otherwise effect the ability of the Optionors to utilize the Signing Date Fee Matrix or the Fee Matrix in any action, suit or proceeding relating to this Agreement or the Contingent Payment Agreement (including, without limitation, in any dispute resolution pursuant to Section 3.3(c)(iv) of this Agreement or Section 3(e) of the Contingent Payment Agreement).

Section 11.3 Notice of Claim; Defense. (a) The Optionee Indemnified Person shall give each Optionor prompt notice of any claim (including third-party claims) that may give rise to any indemnification obligation under this Article XI (without regard to whether the Indemnification Threshold has been satisfied), together with the estimated amount of such claim, and the Optionors shall have the right to assume the defense (at their expense) of any such third-party claim (other than a Regulatory Action or a Private Litigation) through counsel of their own choosing by so notifying the Optionee Indemnified Person within 30 days of the first receipt by any Optionor of such notice from the Optionee Indemnified Person; provided, however, that any such counsel shall be reasonably satisfactory to Optionee. Failure to give such notice shall not affect the indemnification obligations hereunder in the absence of actual and material prejudice. If, under applicable standards of professional conduct, a conflict with respect to any significant issue between any Optionee Indemnified Person and any Optionor exists in respect of such third-party claim, the Optionee Indemnified Person shall be entitled to assume the defense of such third-party claim through counsel of its own choosing and, if the Indemnification Threshold has been satisfied, the Optionors shall pay the reasonable fees and expenses of such counsel. If the Indemnification Threshold has been satisfied, the Optionors shall be liable for the fees and expenses of counsel employed by any Optionee Indemnified Person for any period during which the Optionors have not assumed the defense of any such third-party claim (other than during any period in which the Optionee Indemnified Person will have failed to give notice of the third-party claim as provided above). If the Optionors assume such defense, the Optionee Indemnified Person shall have the right to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the Optionors, it being understood that the Optionors shall control such defense. If the Optionors choose to defend or prosecute a third-party claim, the Optionee Indemnified Person shall cooperate in the defense or prosecution thereof, which cooperation shall include, to the extent reasonably requested by the Optionors, the retention, and the provision to Optionors, of records and information reasonably relevant to such third-party claim, and making employees of the Company available on a mutually convenient basis to provide additional information and explanation of any materials provided hereunder. If the Optionors choose to defend or prosecute any third-party claim, the Optionee Indemnified Person shall agree to any settlement, compromise or discharge of such third-party claim that the Optionors may recommend and that, by its terms, discharges all the Optionee Indemnified

Persons from the full amount of liability in connection with such third-party claim; provided, however, that, without the consent of the Optionee Indemnified Person, the Optionors shall not consent to, and the Optionee Indemnified Person shall not be required to agree to, the entry of any judgment or enter into any settlement that (i) provides for injunctive or other non-monetary relief affecting any Optionee Indemnified Person, (ii) does not include as an unconditional term thereof the giving of a release from all liability with respect to such claim by each claimant or plaintiff to each Optionee Indemnified Person that is the subject of such third-party claim, or (iii) does not include as an unconditional term thereof the obligation to keep all terms and conditions of such settlement confidential.

(b) Notwithstanding the forgoing, if the Optionee Indemnified Person determines in good faith that there is a reasonable probability that a third-party claim that may give rise to any indemnification obligation under this Article XI may materially adversely affect the business of the Company or any Company Subsidiary from and after the Closing Date, then the Optionee Indemnified Person may, by notice to each Optionor, conduct and control, through counsel of its choosing, which counsel shall be reasonably acceptable to the Optionors, the defense, compromise or settlement of any such claim. In any such case, the Optionors shall cooperate in connection therewith and shall furnish such records, information and testimony and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested by the Optionee Indemnified Person in connection therewith; provided, that the Optionors may participate, through counsel chosen by it and at its own expense, in the defense of any such claim as to which the Optionee Indemnified Person has so elected to conduct and control the defense thereof.

Section 11.4 Tax Treatment of Indemnification Payments. The parties agree to treat any indemnification payment pursuant to this Agreement as an adjustment to the Exercise Price for Tax purposes.

ARTICLE XII

MISCELLANEOUS

Section 12.1 Fees and Expenses. All costs and expenses incurred in connection with this Agreement, the Contingent Payment Agreement and the consummation of the Transactions shall be paid by the party incurring such expenses, except as specifically provided to the contrary in this Agreement. The Optionee shall pay any fee payable to the Federal Trade Commission in connection with the pre-merger notice filing required by the HSR Act, but the Optionee shall be entitled to reimbursement of $62,500 of such fee at the Closing in accordance with Section 3.3(b).

Section 12.2 Amendment and Modification. This Agreement may be amended, modified and supplemented in any and all respects, but, except as otherwise contemplated by Section 7.4 with respect to Disclosure Schedule Supplements, such amendments shall be made only by a written instrument signed by all of the parties hereto expressly stating that such instrument is intended to amend, modify or supplement this Agreement.

Section 12.3 Publicity. Until the Closing, or the date the Transactions are terminated or abandoned pursuant to Article X, neither the Optionors, the Company, Optionee nor any of their respective Affiliates shall issue or cause the publication of any press release or other public announcement or provide comments to the press when requested with respect to this Agreement or the other Transactions without prior consultation with the other party, except as may be required by law or by any listing agreement with a national securities exchange or trading market.

Section 12.4 Notices. All notices and other communications hereunder shall be in writing and shall be delivered personally by hand, by facsimile (which is confirmed) or sent by an overnight courier service, such as Federal Express, to the parties at the following addresses (or at such other address for a party as shall be specified by such party by like notice):

if to Optionee, to:

Credit Suisse First Boston (USA), Inc.

c/o Credit Suisse First Boston LLC

Eleven Madison Avenue, 4th Floor

New York, New York 10010

Attention: Bruce Kaiserman

Telephone: (212) 538-1962

Telecopy: (917) 326-7936

with copies to (which copies shall not constitute notice):

Credit Suisse First Boston (USA), Inc.

c/o Credit Suisse First Boston LLC

One Madison Avenue, 9th Floor

New York, New York 10010

Attention: Colleen A. Graham, Esq.

Telephone: (212) 325-7951

Telecopy: (212) 325-8282

Cadwalader, Wickersham & Taft LLP

One World Financial Center

New York, NY 10281

Attention: William P. Mills, III, Esq.

Telephone: 212-504-6436

Telecopy: 212-504-6666

if to PMI, to:

The PMI Group, Inc.

PMI Plaza

3003 Oak Road

Walnut Creek, CA 94597

Attention: General Counsel

Telephone: 925-658-6384

Telecopy: 925-658-6175

with a copy to (which copy shall not constitute notice):

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002

Attention: William S. Anderson

Telephone: 713-221-1122

Telecopy: 713-437-5370

Email: will.anderson@bracewellgiuliani.com

if to FSA, to:

FSA Portfolio Management Inc.,

c/o Financial Security Assurance Holdings Ltd.

31 West 52nd Street

New York, New York 10019

Attention: General Counsel

Telephone: 212-339-3482

Telecopy: 212-339-0849

Email: generalcounsel@fsa.com

if to Greenrange, to:

if via mail:

P.O. Box 975

Darien, CT 06820

if via personal delivery or overnight courier service:

114 Goodwives River Rd.

Darien, CT 06820

Attention: James H. Ozanne

Telephone: (203) 655-5410

Telecopy: (203) 655-6044

if to the Company, to:

SPS Holding Corp.

P. O. Box 65250

Salt Lake City, UT 84165-0250

Attention: General Counsel

Telephone: (801) 293-2512

Telecopy: (801) 293-3907

with a copy to (which copy shall not constitute notice):

Thomas F. Cooney, III

Kirkpatrick & Lockhart Nicholson Graham LLP

1800 Massachusetts Avenue, N.W.

Second Floor

Washington, D.C. 20036

Telephone: (202) 778-9076

Telecopy: (202) 778-9100

All notices given pursuant to this Section 12.4 shall be deemed to have been given (i) if delivered personally on the date of delivery or on the date delivery was refused by the addressee, (ii) if delivered by facsimile transmission, when transmitted to the applicable number so specified in (or pursuant to) this Section 12.4 and an appropriate confirmation is received or (iii) if delivered by overnight courier, on the date of delivery as established by the return receipt or courier service confirmation (or the date on which the courier service confirms that acceptance of delivery was refused by the addressee).

Section 12.5 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when two or more counterparts have been signed by each of the parties and delivered to the other parties. Copies of executed counterparts transmitted by telecopy or other electronic transmission service shall be considered original executed counterparts, provided receipt of such counterparts is confirmed.

Section 12.6 Entire Agreement; No Third Party Beneficiaries. This Agreement, the Contingent Payment Agreement and the Purchase Agreement (a) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof and (b) is not intended to confer any rights or remedies upon any Person other than the parties hereto and thereto.

Section 12.7 Severability. Any term or provision of this Agreement that is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction. If the final judgment of a court of competent jurisdiction or other authority declares that any term or provision hereof is invalid, void or unenforceable, the parties agree that the court making such determination shall have the power to reduce the scope, duration, area or applicability of the term or provision, to delete specific words or phrases, or to replace any invalid, void or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

Section 12.8 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York without giving effect to the principles of conflicts of law thereof.

Section 12.9 Enforcement; Venue. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any court of the United States located in the State of New York or in New York state court, this being in addition to any other remedy to which they are entitled at law or in equity. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of any Federal court located in the State of New York or any New York state court in the event any dispute arises out of this Agreement or any of the Transactions, (b) agrees that it shall not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it shall not bring any action relating to this Agreement or any of the Transactions in any court other than a Federal or state court sitting in the State of New York.

Section 12.10 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS.

Section 12.11 Time of Essence. Each of the parties hereto hereby agrees that, with regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

Section 12.12 Extension; Waiver. At any time prior to the Closing Date, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties of the other parties contained in this Agreement or in any document delivered pursuant to this Agreement or (c) waive compliance by the other parties with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights.

Section 12.13 No Other Representations. Optionee acknowledges and agrees that the representations and warranties of the Optionors and the Company contained in this Agreement are the sole and exclusive representations and warranties of the Optionors and the Company to the Optionee in connection with the transactions contemplated by this Agreement and that, except as provided in Article IV and V, none of the Company or any Optionor makes or has made any express or implied representation or warranty to the Optionee regarding the Option Shares, the Company or any Company Subsidiaries or their respective businesses.

Section 12.14 Sole and Exclusive Remedy. Except with respect to instances of fraudulent misrepresentation, the indemnification provisions of Article XI shall be the sole and exclusive remedy of the Optionee Indemnified Persons for any breach by the Company or any Optionor of any representations, warranties, covenants or agreements contained in this Agreement or otherwise with respect to this Agreement.

Section 12.15 No Consequential Damages. In no event will any party to this Agreement be liable to any other party or any Optionee Indemnified Person for any punitive, exemplary, indirect, special, incidental or consequential damages, including lost profits or savings, damage to business reputation or loss of opportunity.

Section 12.16 No Set-Off. All payments to be made by the Optionee to an Optionor pursuant to this Agreement or the Contingent Payment Agreement (including, without limitation, the Cash Payment, the Monthly Contingent Payments and the Final Payment Amount) shall be made without any setoff, abatement, withholding, deduction, counter claim or reduction in respect of, or otherwise affected by, any claim or dispute related to this Agreement (including, without limitation, any claim pursuant to Article XI), any Servicing Agreement or any Subsequent Designated Agreement that the Optionee or the Company or any of their respective parents, Subsidiaries or Affiliates may have with any of the Optionors or their respective parents, Subsidiaries or Affiliates.

Section 12.17 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

Section 12.18 Documentation. This Agreement was initially prepared by Optionee’s legal counsel as a matter of convenience only, and such document has been thoroughly reviewed by the Optionors, the Company and their legal counsel and the input of the Optionors, the Company and their legal counsel was properly considered, and therefore, no interpretation will be made in favor of any of the parties or any of their respective Affiliates with respect to this Agreement for the reason that such document was prepared by Optionee’s legal counsel.

Section 12.19 No Disparagement.

(a) Subject to Section 12.19(d), the Optionee agrees that, prior to the Closing, in the event that this Agreement is terminated, for a period of three years commencing on the date of such termination, and, in the event that the Closing occurs, for a period of three years commencing on the Closing Date, neither the Optionee nor any of its officers, directors, employees, counsel or other representatives shall publish in the media or make an oral statement related to this Agreement, the Contingent Payment Agreement or the Purchase Agreement with the intent or understanding that it be published in the media, or willfully make any statement to any other Person, that would libel, slander, disparage or denigrate the Company or any Company Subsidiary or any of their respective past or present officers, directors or shareholders.

(b) Subject to Section 12.19(d), the Company agrees that, prior to the Closing, in the event that this Agreement is terminated, for a period of three years commencing on the date of such termination and, in the event that the Closing occurs, for a period of three years commencing on the Closing Date, neither the Company nor any of its officers, directors, employees, counsel or other representatives shall publish in the media or make an oral statement related to this Agreement, the Contingent Payment Agreement or the Purchase

Agreement with the intent or understanding that it be published in the media, or willfully make any statement to any other Person, that would libel, slander, disparage or denigrate the Optionee or any of its Subsidiaries or any of their respective past or present officers, directors or shareholders.

(c) Subject to Section 12.19(d), each Optionor agrees, severally and not jointly, that, prior to the Closing, in the event that this Agreement is terminated, for a period of three years commencing on the date of such termination and, in the event that the Closing occurs, for a period of three years commencing on the Closing Date, neither such Optionor nor any of its officers, directors, employees, counsel or other representatives shall publish in the media or make an oral statement related to this Agreement, the Contingent Payment Agreement or the Purchase Agreement with the intent or understanding that it be published in the media, or willfully make any statement to any other Person directly related to this Agreement, the Contingent Payment Agreement or the Purchase Agreement, that would libel, slander, disparage or denigrate the Optionee or any of its Subsidiaries or any of their respective past or present officers, directors or shareholders.

(d) The provisions of Sections 12.19(a), (b) and (c) shall not restrict or otherwise limit the ability of the Optionee, any Optionor, the Company or any Company Subsidiary nor any of their respective officers, directors, employees, counsel or other representatives to make any statement in connection with any action, suit, investigation, examination, or proceeding or any filing with or submission to any Governmental Entity or any statement required by applicable law or judicial process.

Section 12.20 No Solicitation of Company Employees. The Optionee agrees that, prior to the Closing and, in the event that this Agreement is terminated, for a period of one year commencing on the date of such termination, neither the Optionee nor any of its Affiliates nor any of their respective officers, directors or employees shall, directly or indirectly, actively call on or solicit any employee or officer of the Company or any Company Subsidiary regarding employment of such person; provided, however, that the foregoing provision shall not prohibit the Optionee or any of its Affiliates from engaging in a general solicitation of employment not specifically directed towards an employee of SPS, including, but not limited to, solicitations by means of a general advertisement or through a professional recruiter or as a result of a general inquiry received by the Optionee or its affiliate regarding potential employment by an employee of SPS.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, Optionee, the Company and each of the Optionors have executed this Agreement or caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first written above.

CREDIT SUISSE FIRST BOSTON (USA), INC.

By	/s/ James P. Healy
Name: James P. Healy
Title: Managing Director

SPS HOLDING CORP.

By	/s/ Matt Hollingsworth
Name: Matt Hollingsworth
Title: CEO

THE PMI GROUP, INC.

By	/s/ Victor J. Bacigalupi
Name: Victor J. Bacigalupi
Title: EVP, CAO, GC

By	/s/ Donald P. Lofe, Jr.
Name: Donald P. Lofe, Jr.
Title: EVP & CFO

FSA PORTFOLIO MANAGEMENT INC.

By	/s/ Bruce E. Stern
Name: Bruce E. Stern
Title: GC & MD

GREENRANGE PARTNERS LLC

By	/s/ James H. Ozanne
Name:
Title:

Signature Page to Option Agreement

Exhibit A

OPTIONOR DATA

Name of Optionor	Type of Legal Entity	Jurisdiction of Organization	Number of Shares of Series C Preferred Stock	Number of Shares of Common Stock
The PMI Group, Inc.	Corporation	Delaware	1,522,666	5,152,485

FSA Portfolio Management Inc.	Corporation	New York	361,333	3,140,620

Greenrange Partners LLC	Limited Liability Company	Connecticut	None	103,350